EXHIBIT 4.3

AMPEX CORPORATION

Issuer

12% Senior Secured Notes

Due 2009

AMENDED AND RESTATED INDENTURE

Dated as of October 3, 2008

U.S. BANK NATIONAL ASSOCIATION

Trustee

ARTICLE 3	AMORTIZATION FROM EXCESS FLOW; APPLICATION OF DISTRIBUTIONS FROM INTERCREDITOR AGREEMENT; PREPAYMENT UPON EQUITY ISSUANCE	24

SECTION 3.01	General	24

SECTION 3.02	Application of Excess Cash Flow	24

SECTION 3.03	Obligation to Pay Securities in Cash	24

SECTION 3.04	Application of Distributions from Intercreditor Agreement	24

SECTION 3.05	Prepayment Upon Equity Issuance	24

SECTION 3.06	Prepayment Upon an Asset Sale	25

SECTION 3.07	Prepayments to be made pro rata	25

i

TABLE OF CONTENTS

		Page

SECTION 13.10	No Recourse Against Others	62

SECTION 13.11	Successors	62

SECTION 13.12	Counterparts	63

v

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	SECTION 8.10
(a)(2)	SECTION 8.10
(a)(3)	N.A.
(a)(4)	N.A.
(b)	SECTION 8.08; SECTION 8.10; SECTION 13.03
(c)	N.A.
311(a)	SECTION 8.10
(b)	SECTION 8.10
(c)	N.A.
312(a)	SECTION 2.04
313(a)	SECTION 8.05
(b)(1)	N.A.
(b)(2)	SECTION 8.05
(d)	SECTION 8.05
314(a)	SECTION 5.02; SECTION 13.03
(b)	SECTION 13.03
(c)(1)	SECTION 13.05
(c)(2)	SECTION 10.05
(c)(3)	N.A.
(d)	N.A.
(e)	SECTION 13.06
(f)	SECTION 5.06
315(a)	SECTION 8.01
(b)	SECTION 8.04; SECTION 13.03
(c)	SECTION 8.01
(d)	SECTION 8.01
(e)	SECTION 7.11
316(a)(last sentence)	SECTION 13.06
(a)(1)(A)	SECTION 7.04
(a)(1)(B)	SECTION 7.04
(a)(2)	N.A.
(b)	SECTION 7.07
317(a)(1)	SECTION 7.07
(a)(2)	SECTION 7.08
(b)	SECTION 2.04
318(a)	SECTION 13.01

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of the Indenture.

AMENDED AND RESTATED INDENTURE dated as of October 3, 2008 (the “Amended and Restated Indenture”), by and among AMPEX CORPORATION, a Delaware corporation (“Corporation”), the Subsidiary Guarantors party hereto and U.S. BANK NATIONAL ASSOCIATION, as successor trustee to State Street Bank and Trust Company (“Trustee”).

WHEREAS, the Corporation and the Trustee are parties to the Indenture, dated February 28, 2002 (as amended by the First Amendment to the Indenture dated as of March 2, 2004) (the “Existing Indenture”), pursuant to which the Corporation issued $50,000,000 in principal amount of 12% Senior Secured Notes Due 2008 (the “Existing Senior Secured Notes”). As of the date hereof, before giving effect to the Effective Date (as defined herein), $6,796,584.57 in principal amount of Existing Senior Secured Notes are outstanding.

WHEREAS pursuant to the First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and its Affiliated Debtors that was filed with the United States Bankruptcy Court, Southern District of New York on July 9, 2008 and confirmed pursuant to an Order of such court on July 31, 2008 (the “Plan of Reorganization”), the Corporation has agreed to issue Securities (as defined herein) and Subsidiary Guarantors have agreed to guarantee the Securities, all on the terms and conditions defined herein;

NOW THEREFORE, the Corporation, Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Corporation’s 12% Senior Secured Notes Due 2009 (the “Securities”) issued under this Amended and Restated Indenture:

ARTICLE 1

Definitions and Incorporation by Reference

SECTION 1.01 Definitions

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Ampex Group” means the Corporation and any domestic subsidiary (whether or not incorporated) under Common Control with the Corporation, and any successor thereto.

“Asset Sale” means (i) any sale, lease, conveyance or other disposition by the Corporation or any Restricted Subsidiary (other than to the Corporation or a Subsidiary Guarantor and other than directors’ qualifying shares) of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business or (ii) the issuance or sale of Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary, provided, however, the following transactions shall not be deemed Asset Sales to the extent they do not trigger any mandatory prepayment under any other Material Indebtedness of the Corporation or any Restricted Subsidiary:

(i) the Corporation or any Restricted Subsidiary may sell Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary;

(ii) the Corporation and any Restricted Subsidiary may (x) convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the provisions of Article 6 of this Indenture and (y) make Restricted Payments permitted by the provisions of Section 5.04 of this Indenture;

(iii) the Corporation and any Restricted Subsidiary may create or assume Liens (or permit any foreclosure thereon) securing Indebtedness to the extent that such Lien does not violate the provisions of Section 5.06 of this Indenture.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years (rounded upwards to the nearest month) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Corporation or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“California Tax Claims” means those certain (i) proofs of claim numbered 586, 587, 588, 589, 590, 591 and 592 filed on September 26, 2008, by the State of California Franchise Tax Board in the aggregate amount of $1,762,335.02 against the Corporation and the Subsidiary Guarantors, which are inclusive of (ii) claims asserted by the State of California Franchise Tax Board against the Corporation and the Subsidiary Guarantors in that certain letter dated September 24, 2008.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Corporation or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

“Capital Stock” of any Person means and includes any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in equity (however designated) of such Person, including Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Services or Moody’s Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Services or at least P-1 from Moody’s Investors Service, Inc.; (iv) certificates of deposit or bankers’ acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member of the European Economic Community or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

“Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that for purposes of this clause (i) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Stock of the Corporation; (ii) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation was approved by a majority of the directors of the Corporation then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (iii) the adoption of a plan relating to the liquidation or dissolution of the Corporation; (iv) the sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries to any person or group (as so defined), excluding any such sale, lease or other transfer (x) to or among the Corporation’s Restricted Subsidiaries and (y) to any Person that is controlled by the Permitted Holders or (v) the occurrence of a “Change in Control” as such term is defined in the Hillside Credit Agreement.

“Collateral” means all the collateral provided for under and described in the Security Agreement.

“Collateral Agent” means Hillside as collateral agent under the Security Agreement, and its successors as collateral agents thereunder.

“Common Control” shall have the same meaning as defined in section 4001(a)(14)(A) of ERISA and under rules found in 29 C.F.R. §4001.3.

“Consolidated EBITDA” means Consolidated Net Income plus (a) interest expense, (b) expense for taxes paid or accrued net of refundable taxes, (c) depreciation expense, (d) amortization expense, (e) other accrued non-cash charges, (f) extraordinary non-cash losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary non-cash gains realized other than in the ordinary course of business. Unless otherwise specified, inputs used in the calculation of Consolidated EBITDA shall be determined in accordance with GAAP in a consistently applied manner.

“Consolidated Net Income” means, for any period, the net income of the Corporation and its Subsidiaries, determined on a consolidated basis for such period, in accordance with GAAP.

“Corporate Trust Office” of the Trustee shall be at the address of the Trustee specified in Section 13.02 of this Indenture or such other address as to which the Trustee gives notice to the Corporation.

“Corporation” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Currency Agreement Obligations” means the obligations of any Person under any foreign exchange contract, currency swap agreement or other similar agreement to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depository” means The Depository Trust Company, New York, New York, or any successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Disqualified Stock” means (a) any Preferred Stock of any Restricted Subsidiary, (b) any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or (ii) is redeemable at the option of the holder thereof (other than upon the occurrence of an “Asset Sale” or a change of control of the Corporation in circumstances where the holders of the Securities would have similar rights), in whole or in part, in each case on or prior to the 91st day after the Stated Maturity of the Securities and (c) any Preferred Stock guaranteed by a Restricted Subsidiary, including without limitation the New Preferred Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Corporation that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Effective Date” means the date on which this Amended and Restated Indenture becomes effective pursuant to the final order of the Bankruptcy Court confirming the Plan of Reorganization and the fulfillment of the conditions to consummation of the Amended and Restated Indenture specified in the letter agreement dated as of October 3, 2008 between the Corporation, the Trustee and the Subsidiary Guarantors party thereto.

“Equity Issuance” means (a) any issuance or sale by the Corporation or any Restricted Subsidiary after the Effective Date of (i) any of its Capital Stock, (ii) any warrants or options exercisable in respect of its Capital Stock (other than any warrants or options issued to directors, officers or employees of the Corporation or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any Capital Stock of the Corporation issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Corporation or any Restricted Subsidiary or (b) the receipt by the Corporation or any Restricted Subsidiary after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (w) any such issuance or sale by any Restricted Subsidiary of the Corporation to the Corporation or any Subsidiary Guarantor of the Corporation, (x) any capital contribution by the Corporation or any Wholly-Owned Subsidiary of the Corporation to any Subsidiary Guarantor of the Corporation, or (y) any issuance of New Preferred Stock pursuant to the Hillside Agreement or (z) any such issuance or sale to directors, officers or employees of the Corporation or any Subsidiary of the Corporation pursuant to any benefit plan or arrangement approved by the Board of Directors of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excess Cash Flow” means, without duplication, with respect to any Measuring Period, Consolidated EBITDA for such Measuring Period, minus (a) taxes paid in cash (net of refunds) with respect to such Measuring Period, (b) consolidated Capital Expenditures up to the limit provided in Section 7.05(b) of the Hillside Credit Agreement made in such Measuring Period that are not financed with the “Loans” under the Hillside Credit Agreement (as such term is defined therein) or other Indebtedness, (c) scheduled and any other required principal payments on Indebtedness paid during such Measuring Period, (d) cash consolidated interest expense paid by the Corporation during such Measuring Period, (e) reasonable and necessary increases in net working capital during such Measuring Period and (f) actual cash pension plan payments made by the Corporation during such Measuring Period that are not financed with proceeds of Tranche D Loans under the Hillside Credit Agreement or Preferred Stock issued under the Hillside Agreement; plus (x) decreases in net working capital during such Measuring Period and (y) pension plan expenses as deducted from revenues in determining Consolidated Net Income for such Measuring Period.

“Excess Cash on Hand” means, as of any Measuring Date, the aggregate amount of cash and cash equivalents held by the members of the Ampex Group and any Foreign Subsidiary (whether or not incorporated) under Common Control with the Corporation as of such Measuring Date in excess of the Excess Cash on Hand Threshold, provided, that for the purposes of determining the amount of any cash and cash equivalents held by any Foreign Subsidiary, any amounts required to be paid during the Measuring Period ended on such Measuring Date by such Foreign Subsidiary for the purposes of (i) making any pension plan contributions required in the jurisdiction of incorporation of the Foreign Subsidiary, (ii) meeting the reasonable costs (if any) associated with the repatriation of any cash or cash equivalents to any member of the Ampex Group; and (iii) funding the ordinary and necessary business needs of such Foreign Subsidiary shall not be included.

“Excess Cash on Hand Threshold” means, as of any Measuring Date, $4,000,000 plus a reserve for the aggregate amount of expected pension payments by the Corporation due within six (6) months of such Measuring Date.

“Existing Indebtedness” means Indebtedness of the Corporation or its Restricted Subsidiaries in existence or incurred pursuant to any loan or other agreement in effect on the Issue Date plus any premium or interest accrued thereon, as set forth on Schedule B hereto.

“Fiscal Year” means the fiscal year of the Corporation and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction other than the United States of America or a State thereof which, if such Subsidiary were to become a Subsidiary Guarantor hereunder, the Corporation pursuant to a resolution of the Board of Directors has determined would result in adverse tax consequences to any of the Corporation or a Subsidiary Guarantor under Section 956 of the Code.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

“Guarantee” means any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness of any Person (including, without limitation, obligations to purchase assets, securities or services, to take-or-pay or to maintain financial statement conditions or arrangements or agreements entered into for the purpose of assuring the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements of negotiable instruments for collection or deposit in the ordinary course of business, or contingent obligations in connection with the sale or discount of accounts receivable and similar paper. The term “Guarantee” used as a verb has a corresponding meaning.

“Holder” or “Securityholder” means the Person in whose name a Security is registered on the Registrar’s books.

“Hillside” means Hillside Capital Incorporated, a Delaware corporation.

“Hillside Agreement” means the Amended and Restated Hillside-Ampex/Sherborne Agreement, dated as of the Effective Date, by and among the Corporation, Hillside and Sherborne Group Incorporated, a Delaware corporation, and certain Affiliates of such corporations, as in effect on the date hereof or as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Hillside Credit Agreement” means that certain Credit Agreement, dated as of the Effective Date, by and among Hillside as lender, the Corporation, as Borrower, and Ampex Data Systems Corporation, Ampex Data International Corporation, Ampex International Sales Corporation and Ampex Finance Corp. as guarantors.

“Hillside Documents” means the Hillside Agreement and the Hillside Credit Agreement.

“Indebtedness” means, with respect to any Person, without duplication, (i) the principal of and the premium (if any) on all indebtedness of such Person for money borrowed or which is evidenced by a note, bond, debenture or similar instrument for payment of which such Person is liable, (ii) all obligations of such Person under any conditional sale, title retention or similar agreement in respect of the deferred or unpaid purchase price of property or services acquired by such Person, (iii) all Capital Lease Obligations of such Person, (iv) all obligations of such Person in respect of letters of credit or bankers’ acceptance issued or created for the account of such Person, (v) all net obligations of such Person under Interest Rate Agreement Obligations or Currency Agreement Obligations of such Person, (vi) all liabilities of others of the kind described in the preceding clauses (i), (ii) or (iii) secured by any Lien on any property owned by such Person even though such Person has not assumed or become liable for the payment of such liabilities; provided, however, the amount of such Indebtedness for purposes of this definition shall be limited to the lesser of the amount of Indebtedness secured by such Lien or the value of the property subject to such Lien, (vii) all Disqualified Stock issued by such Person and all Preferred Stock issued by a Restricted Subsidiary of such Person, and (viii) to the extent not otherwise included, any Guarantee by such Person of any other Person’s Indebtedness or other obligations described in clauses (i) through (vii) above. “Indebtedness” of the Corporation and the Restricted Subsidiaries shall not include (i) trade payables incurred in the ordinary course of business, and (ii) contingent obligations incurred in connection with the sale or discount of accounts receivable and similar paper in the ordinary course of business. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness and Indebtedness shall not include any liability for federal, state, local or other taxes.

“Indenture” means this Amended and Restated Indenture, as amended or supplemented from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Corporation or any Subsidiary under Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Corporation or any Subsidiary, any receivership or assignment for the benefit of creditors relating to the Corporation or any Subsidiary or any similar case or proceeding relative to the Corporation or any Subsidiary or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Corporation or any Subsidiary, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Corporation or any Subsidiary are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement” means that certain Intercreditor Agreement, by and among the Collateral Agent, Hillside, as Second Lien Claimholder, U.S. Bank National Association, as Trustee on behalf of the Securityholders as First Lien Claimholders and the Corporation, dated as of the Effective Date, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and hereof.

“Interest Rate Agreement Obligations” means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement but excluding advances to customers and employees in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) to, capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Issue Date” means the date on which the Securities are first issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Corporation and its Subsidiaries taken as a whole, (b) the ability of the Corporation or any Subsidiary Guarantor to perform any of its obligations under this Indenture or the Security Agreement or (c) the rights of or benefits available to the Holders under this Indenture or the Security Agreement, provided, however, it is acknowledged and agreed that for so long as the Corporation and the Subsidiary Guarantors are contesting the Unresolved Governmental Claims in good faith using best efforts, the existence of the Unresolved Governmental Claims and proceedings related thereto shall not be deemed to create such material adverse effect. It is hereto further acknowledged and agreed that if the Corporation or any Subsidiary Guarantor is not, at all times, contesting the Unresolved Governmental Claims in good faith using best efforts, the proviso in the preceding sentence shall not constitute a waiver of any Default or Event of Default that may arise from (i) failure to pay any Taxes that are the subject of the Unresolved Governmental Claims when due, or (ii) the filing of a Lien for non-payment of such Taxes, in either case, in violation of the Indenture. Notwithstanding the foregoing, so long as the Securities are outstanding, the Corporation and its Subsidiaries shall in no event pay more than $700,000 in the aggregate in respect of the Unresolved Governmental Claims.

“Material Indebtedness” means Indebtedness of the Corporation under this Indenture and the Hillside Documents.

“Maturity Date” means October 3, 2009.

“Measuring Date” means the last day of a Measuring Period.

“Measuring Period” means each fiscal year of the Corporation (ending December 31 of each calendar year), provided that the initial Measuring Period shall begin on the date of this Indenture and end on December 31, 2008.

“Net Available Cash” means, with respect to any Asset Sale by any Person, the aggregate cash or Cash Equivalent proceeds received by such Person (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, net of (i) the amount of any Indebtedness (including Disqualified Stock or Preferred Stock of a Subsidiary) to the extent required to be repaid by such Person or its Affiliates in connection with such Asset Sale to obtain the release of a Lien securing such Indebtedness which has priority over the Lien securing the Securities, plus (ii) all fees, commissions and other expenses incurred (including without limitation, the fees and expenses of legal counsel and investment banking, accounting, underwriting and brokerage fees and expenses) by such Person in connection with such Asset Sale, (iii) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, (iv) any amounts reasonably provided by the Corporation or any Restricted Subsidiary of the Corporation as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale until such time as such reserve is no longer necessary (at which time any remaining amounts will become Net Available Cash to be allocated in accordance with Section 5.05), including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and (v) any dividends or distributions or other amounts payable to holders of minority interests in a Restricted Subsidiary or other entity as a result of such Asset Sale.

“Net Proceeds,” with respect to any issuance or sale of Capital Stock, means the proceeds, in cash, securities or property (with any securities or property valued at fair market value), of the issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other out of pocket fees and expenses incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

“New Preferred Stock” means the shares of the Corporation’s 16% Cumulative Preferred Stock.

“Obligations” means any principal, interest, (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the President, the Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Corporation.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and an Assistant Treasurer or Assistant Secretary of the Corporation.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Corporation or the Trustee.

“Permitted Business” means the lines of business conducted by the Corporation and its Subsidiaries on the date of this Indenture and any businesses similar, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof.

“Permitted Holders” means Hillside and its Affiliates.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Services (“S&P”) or from Moody’s Investors Services, Inc. (“Moody’s”);

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been taken in accordance with GAAP or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Corporation in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Corporation or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken in accordance with GAAP;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, ingress, egress, parking, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership by such person of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing any Purchase Money Obligations permitted under Section 5.03(h); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien securing such Purchase Money Obligations is Incurred;

(7) Liens under the Security Agreement;

(8) Liens existing on the Issue Date and described on Schedule C;

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries and may not be incurred in anticipation of, or in connection with, such acquisition;

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries and may not be incurred in anticipation of, or in connection with, such acquisition;

(11) Liens securing Interest Rate Agreement Obligations and Currency Agreement Obligations that relate to Indebtedness that is permitted under this Indenture, and secured by a Lien on the same property securing such Interest Rate Agreement Obligations or Currency Agreement Obligations; and

(12) Liens to secure any Refinancing Indebtedness (or successive Refinancing Indebtedness) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time of such refinancing and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock corporation, limited liability corporation, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan of Reorganization” has the meaning set forth in the recitals.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Principal” of a Security means the principal of the Security plus the premium, if any, payable on the Security in connection with the transaction in question.

“Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Corporation or the Restricted Subsidiaries, and any additions and accessions thereto, which are purchased or constructed by the Corporation or any Restricted Subsidiary at any time after the Issue Date; provided that (i) any security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii)(A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such security agreement is entered into exceed 100% of the purchase or construction price to the Corporation or any Restricted Subsidiary of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased, constructed or acquired, any additions and accessions thereto and any proceeds therefrom.

“Record Date” means the 1st day of March, June, September or December immediately preceding a payment date specified in the Securities.

“Restricted Investment” means an Investment by the Corporation or a Restricted Subsidiary in any Subsidiary other than a Restricted Subsidiary.

“Restricted Payment” means (i) any dividend or other distribution declared or paid on any Capital Stock of the Corporation (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Corporation or dividends or distributions payable to the Corporation or any Restricted Subsidiary and other than pro rata dividends or other distributions made by a Restricted Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is not a corporation)); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Corporation; (iii) any voluntary or optional payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Securities other than a purchase, redemption, defeasance or other acquisition or retirement for value that is paid for with the proceeds of Refinancing Indebtedness that is permitted under Section 5.03 of this Indenture; or (iv) any Restricted Investment.

“Restricted Subsidiary” means each direct or indirect Subsidiary of the Corporation other than an Unrestricted Subsidiary.

“Securities” means the Securities issued under this Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of the date of this Indenture, by and among the Corporation, the Grantors (as defined therein) and the Collateral Agent as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness (including, without limitation, secured Indebtedness) of the Corporation or a Restricted Subsidiary which by its express terms is subordinated or junior in right of payment to the Securities.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or (ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Corporation’s obligations with respect to the Securities.

“Subsidiary Guarantor” means each of:

(1) the Corporation’s Domestic Subsidiaries on the date of this Indenture; and

(2) any other subsidiary of the Corporation that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture; and their respective successors and assigns.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C.ss.ss.77aaa-77bbbb) as in effect on the date of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer or assistant officer of the Trustee in its Corporate Trust Department or with respect to a particular matter, any officer of the Trustee to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unresolved Governmental Claims” means collectively, the California Tax Claims and that certain proof of claim number 593 filed on September 26, 2008 by the U.S. Customs and Border Protection in an unliquidated amount.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Unrestricted Subsidiary” means any Subsidiary of the Corporation designated as such pursuant to and in compliance with the provisions of Section 5.09 of this Indenture. Any such designation may be revoked by a resolution of the Board of Directors delivered to the Trustee, subject to the provisions of such covenant.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding as to which the holders thereof are entitled under ordinary circumstances (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

“Wholly Owned Subsidiary” means any Subsidiary with respect to which all of the outstanding Voting Stock (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

SECTION 1.02 Other Definitions

Term	Defined in Section
“Acquired Person”	SECTION 5.03
“Agent Members”	SECTION 2.08
“Bankruptcy Law”	SECTION 7.01
“covenant defeasance”	SECTION 9.01
“Custodian”	SECTION 7.01
“Designation”	SECTION 5.09
“Event of Default”	SECTION 7.01
“Global Security”	SECTION 2.01
“Guaranteed Obligations”	SECTION 12.01
“Incur”	SECTION 5.03
“Legal Holiday”	SECTION 5.038

“Paying Agent”	SECTION 2.03
“Permitted Payments”	SECTION 5.04
“Physical Securities”	SECTION 2.01
“refinancing”	SECTION 5.03
“Refinancing Indebtedness”	SECTION 5.03
“Registrar”	SECTION 2.03

SECTION 1.03 Incorporation by Reference of Trust Indenture Act. The Securities and the Indenture are not qualified under the TIA and the terms of the Securities will include only those provisions of the TIA made part of the Indenture by express reference to the TIA. The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Securities and the Subsidiary Guarantees.

“indenture security holder” means a Securityholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Corporation, each Subsidiary Guarantor and any other obligor on the Securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04 Rules of Construction. Unless the context otherwise requires:

(1) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP as in effect on the Issue Date;

(2) “or” is not exclusive;

(3) “including” means including, without limitation; and

(4) words in the singular include the plural and words in the plural include the singular.

ARTICLE 2

The Securities

SECTION 2.01 Form and Dating. The Securities and the Trustee’s certificate of authentication relating thereto shall be substantially in the form of Exhibit A hereto. The Securities may have notations, legends or endorsements required by law, stock exchange rule or depository rule or usage. The Corporation shall approve the form of the Securities and any notation, legend or endorsement on them. Each Security shall be dated the date of its authentication and shall show the date of its authentication.

The additional terms and provisions contained in the forms of Securities annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Corporation and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Securities shall be issued initially in the form of one or more global Securities in registered form, substantially in the form set forth in Exhibit A (the “Global Security”), deposited with the Trustee, as custodian for the Depository, duly executed by the Corporation and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Section 2.07 hereof. The aggregate principal amount of the Global Security may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository.

Securities may be issued, in the form of certificated Securities in registered form, in substantially the form set forth in Exhibit A (the “Physical Securities”). The Physical Securities are sometimes collectively herein referred to as the “Physical Securities.” Physical Securities may initially be registered in the name of the Depository or a nominee of such Depository and be delivered to such Depository. Beneficial owners of Physical Securities, however, may request registration of such Physical Securities in their names or the names of their nominees.

SECTION 2.02 Execution and Authentication. Two Officers shall sign the Securities for the Corporation by manual or facsimile signature. The Corporation’s seal shall be impressed, affixed, imprinted or reproduced on the Securities and may be in facsimile form.

If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Security. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

On the Issue Date, pursuant to an authentication order from the Corporation, the Trustee shall authenticate and deliver Securities for original issue in an aggregate principal amount of $3,658,080. Subject to applicable law and Section 2.10 and 2.14 the aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is $3,658,080. The aggregate principal amount of Securities outstanding at any time may not exceed that amount except as provided in Sections 2.12 and 2.14.

The Securities shall be issuable only in registered form and only in minimum denominations of $1 principal amount and any integral multiple thereof.

The Trustee may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate Securities. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.03 Registrar and Paying Agent. The Corporation shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Securities may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Securities and of their transfer and exchange. The Corporation may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Corporation shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture, which agreement shall incorporate the provisions of the TIA to the extent they are otherwise expressly incorporated herein and implement the provisions of this Indenture that relate to such agent. The Corporation shall notify the Trustee in writing of the name and address of any such agent. If the Corporation fails to maintain a Registrar or Paying Agent, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 8.07. The Corporation or any Subsidiary or Affiliate may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Corporation initially appoints the Trustee, at its corporate Trust Office, as Registrar and Paying Agent in connection with the Securities.

SECTION 2.04 Paying Agent To Hold Money in Trust. On or prior to each due date of the principal and interest on any Security, the Corporation shall deposit with the Paying Agent a sum in immediately available funds sufficient to pay such principal and interest when due. The Corporation shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Securityholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Securities and shall notify the Trustee of any Default by the Corporation in making any such payment. If the Corporation or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Corporation at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by it. Upon making such payment, the Paying Agent (other than the Corporation) shall have no further liability for the money delivered to the Trustee.

SECTION 2.05 Securityholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Securityholders. If the Trustee is not the Registrar, the Corporation shall furnish to the Trustee at least five Business Days before each payment date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Securityholders, and the Trustee may conclusively rely on any such list so provided.

SECTION 2.06 Transfer and Exchange. When a Security is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if duly endorsed for transfer or accompanied by a written instrument of transfer in form acceptable to the Registrar, by the Holder. The Registrar may require the assurances set forth in Section 8-402 of the Uniform Commercial Code that any endorsement is genuine and effective. When Securities are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Securities of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Corporation shall execute and the Trustee shall authenticate Securities at the Registrar’s or co-registrar’s request. The Corporation may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges. The Corporation shall not be required to make and the Registrar need not register transfers or exchanges of Securities selected for redemption (except, in the case of Securities to be redeemed in part, the portion thereof not to be redeemed) or for a period of 15 days before a selection of Securities to be redeemed or 15 days before a payment date.

Prior to the due presentation for registration of transfer of any Security, the Corporation, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Corporation, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary. Furthermore, any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by the Depository (or its agent) and that ownership of a beneficial interest in the Global Security shall be required to be reflected in a book entry.

SECTION 2.07 Restrictive Legends. Each Global Security shall also bear a legend on the face thereof in substantially the following form:

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.08 and 2.09 OF THE INDENTURE.

SECTION 2.08 Book Entry Provisions for Global Securities. This Section 2.08 shall apply only to the Global Security deposited with the Depository or its custodian.

(1) So long as the Securities are eligible for book-entry settlement with the Depository, or unless otherwise required by law, the Global Security initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Section 2.07.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Security, and the Depository may be treated by the Corporation, the Trustee and any agent of the Corporation or the Trustee as the absolute owner of the Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Trustee or any Agent of the Corporation or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Security.

(2) Transfers of the Global Security shall be limited to transfers in whole, but, subject to the immediately succeeding sentence, not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Security may be transferred or exchanged for Physical Securities in accordance with the rules and procedures of the Depository and the provisions of Section 2.09 hereof. In addition, Physical Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Security if (i) the Depository notifies the Corporation that it is unwilling or unable to continue as Depository for the Global Security and a successor depositary is not appointed by the Corporation within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depository to issue Physical Securities.

(3) In connection with any transfer or exchange of a portion of the beneficial interest in the Global Security to beneficial owners pursuant to paragraph (2), the Registrar shall (if one or more Physical Securities are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Security in an amount equal to the principal amount of the beneficial interest in the Global Security to be transferred, and the Corporation shall execute, and the Trustee shall authenticate and deliver, one or more Physical Securities of like tenor and amount.

(4) In connection with the transfer of the beneficial interests in the entire Global Security to beneficial owners pursuant to paragraph (2), the Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Corporation shall execute, and the Trustee shall, authenticate and deliver to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Security, an equal aggregate principal amount of Physical Securities of authorized denominations.

(5) The owner of a beneficial interest in the Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(6) Neither the Registrar nor the Trustee shall be obligated or required to receive any certificate, opinion or other information evidencing or relating to compliance with any federal or state securities laws that may be applicable in connection with any transfer or exchange of interests in or to any Security.

SECTION 2.09 Special Transfer Provisions.

(1) Intentionally Omitted.

(2) The following provisions shall apply with respect to the registration of any proposed transfer of a Security:

(a) If the proposed transferor is an Agent Member holding a beneficial interest in the Global Security, upon receipt by the Registrar of written instructions (which shall include registration and delivery instructions as may be required by the Registrar or Trustee) given in accordance with the Depository’s and the Registrar’s procedures, (i) the Registrar shall reflect on its books and records the date and if the transfer does not involve a transfer of outstanding Physical Securities) a decrease in the principal amount of the Global Security in an amount equal to the principal amount of the beneficial interest in the Global Security to be transferred, and (ii) the Corporation shall execute and the Trustee shall authenticate and deliver one or more Physical Securities of like tenor and amount.

(b) If the proposed transferee is an Agent Member (and the Securities to be transferred consist of Physical Securities which after transfer are to be evidenced by an interest in the Global Security), upon receipt by the Registrar of written instructions given in accordance with the Depository’s and the Security Registrar’s procedures, and surrender of the Physical Securities to be transferred, duly endorsed or accompanied by a written instrument of transfer in form acceptable to the Registrar or Trustee, (i) the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security in an amount equal to the principal amount of the Physical Securities to be transferred, and (ii) the Trustee shall cancel the Physical Securities so transferred.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.08 hereof or this Section 2.09. The Corporation shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time during the Registrar’s normal business hours upon the giving of reasonable written notice to the Registrar.

In connection with any transfer of the Securities, the Trustee, the Registrar and the Corporation shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon any certificates, opinions and other information referred to herein or otherwise (or in any forms provided herein, attached hereto or to the Securities, or otherwise) received from any Holder and any transferee of any Security regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Security and any other facts and circumstances related to such transfer.

SECTION 2.10 Replacement Securities. If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Corporation shall issue and the Trustee shall authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Corporation, such Holder shall furnish an indemnity bond sufficient in the judgment of the Corporation and the Trustee to protect the Corporation, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Security is replaced. The Corporation and the Trustee may charge the Holder for their expenses in replacing a Security.

Every replacement Security is an additional obligation of the Corporation.

SECTION 2.11 Outstanding Securities. Securities outstanding at any time are all Securities authenticated by the Trustee except for those canceled by it and those delivered to it for cancellation and those described in this Section as not outstanding. A Security does not cease to be outstanding because the Corporation or an Affiliate of the Corporation holds the Security.

If a Security is replaced pursuant to Section 2.10, it ceases to be outstanding unless the Trustee and the Corporation receive proof satisfactory to them that the replaced Security is held by a bona fide purchaser.

If the Paying Agent (other than the Corporation or a Subsidiary) holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all amounts payable on that date with respect to the Securities (or portions thereof) and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

If a Security is called for redemption or if it matures in less than a year and if the Corporation has satisfied its obligation to pay the Security in accordance with Article 9 of this Indenture, the Corporation and the Trustee need not treat the Security as outstanding in determining whether Holders of the required principal amount of Securities have concurred in any direction, waiver or consent.

SECTION 2.12 Temporary Securities. Until definitive Securities are ready for delivery, the Corporation may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Corporation considers appropriate for temporary Securities. Without unreasonable delay, the Corporation shall prepare and the Trustee, upon receipt of the Corporation’s written order signed by two Officers which shall specify the amount of definitive Securities to be authenticated, and the date thereof, shall authenticate definitive Securities and deliver them in exchange for temporary Securities.

SECTION 2.13 Cancellation. The Corporation at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for transfer, exchange or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Securities surrendered for transfer, exchange, payment or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Trustee to deliver canceled Securities to the Corporation. The Corporation may not issue new Securities to replace Securities it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.14 Additional Securities. There shall be no additional Securities issued pursuant to this Indenture unless approved by the Holders in accordance with Section 10.02. Any additional Securities so issued shall be governed by and entitled to the benefits of this Indenture and the Security Agreement, shall be issued in substantially the form of Exhibit A hereto, and shall be subject to the same terms (including the rate of interest) as the Securities originally issued hereunder, except, as the case may be, with respect to the issue date, the principal amount and the payment of interest scheduled to be paid prior to or on the date of issuance of such additional Securities.

SECTION 2.15 Defaulted Interest. If the Corporation defaults in a payment when due of interest on the Securities, it shall pay the defaulted interest (plus, to the extent permitted by applicable law, interest on such defaulted interest at the rate borne by the Securities plus 1%) in any lawful manner to the persons who are Securityholders on a subsequent special record date, which date shall be at least five business days prior to the special payment date. The Corporation shall fix the special record date and special payment date, and the Corporation, or the Trustee in the name of and at the expense of the Corporation, shall promptly mail to each Securityholder a notice that states the special record date, the special payment date and the amount of defaulted interest to be paid at least 10 days before the special record date.

SECTION 2.16 CUSIP Numbers. The Corporation in issuing the Securities may use “CUSIP” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption or notices of optional prepayment, as the case may be, as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such numbers.

ARTICLE 3

Amortization From Excess Flow;

Application of Distributions From Intercreditor

Agreement; Prepayment upon Equity Issuance

SECTION 3.01 General. Not less than 5 days prior to each interest payment date or a prepayment date on the Securities pursuant to this Article 3, the Corporation shall furnish to the Trustee a statement containing a calculation in reasonable detail of (i) if such payment date is the first interest payment date of a Fiscal Year, Excess Cash Flow; (ii) distributions under the Intercreditor Agreement; (iii) Net Proceeds of any Equity Issuance; and (iv) Net Available Cash from any Asset Sale, in each case with respect to such payment date and setting forth the amount of such Excess Cash Flow, distributions under the Intercreditor Agreement, and Net Proceeds of any Equity Issuance and Net Proceeds of any Asset Sale to be applied to the prepayment of principal of the Securities pursuant to this Article 3, on which statement the Trustee shall conclusively rely.

SECTION 3.02 Application of Excess Cash Flow. No later than the March 31 interest payment date, the Corporation shall prepay Securities in an aggregate amount equal to the greater of (a) 100% of Excess Cash Flow for such Measuring Period and (b) 100% of Excess Cash on Hand as of the related Measuring Date.

SECTION 3.03 Obligation to Pay Securities in Cash. Notwithstanding anything contained in this Indenture or the Securities, the full amount of all interest, and the principal amount of the Securities shall be payable in cash without regard to the source of such cash or the amount of Excess Cash Flow on the respective dates for payment of interest provided in the Securities and on the maturity date of the Securities, whether at the stated maturity on the Maturity Date, or upon acceleration or otherwise.

SECTION 3.04 Application of Distributions from Intercreditor Agreement. Any amounts or distributions received by the Trustee under the Intercreditor Agreement for the account of the Securityholders from proceeds of any principal payment required under the Hillside Credit Agreement shall first be applied to the prepayment of the outstanding principal of the Securities as a mandatory prepayment and then applied to any accrued but unpaid interest thereon on the next interest payment date. Any amounts or distributions received by the Trustee under the Intercreditor Agreement from the Collateral Trustee for the account of the Securityholders from the exercise of remedies shall be promptly applied by the Trustee to the prepayment of the outstanding principal of the Securities as a mandatory prepayment and then applied to any accrued by unpaid interest thereon, but in any event, no later than three (3) Business Days following the receipt thereof from the Collateral Agent.

SECTION 3.05 Prepayment Upon Equity Issuance. On the date that is five Business Days following any Equity Issuance, the Corporation shall apply the Net Proceeds of any Equity Issuance to a prepayment of the Securities as provided in Section 5.05(3) and this Article 3. Any such prepayments shall first be applied to the prepayment of the outstanding principal of the Securities as a mandatory prepayment and then applied to any accrued but unpaid interest thereon.

SECTION 3.06 Prepayment Upon an Asset Sale. The Corporation shall apply Net Available Cash to prepay the Securities as provided in Section 5.05(2) and this Article 3. Any such prepayments shall first be applied to the prepayment of the outstanding principal of the Securities as a mandatory prepayment and then applied to any accrued but unpaid interest thereon.

SECTION 3.07 Prepayments to be made pro rata. Any prepayment to be effected pursuant to Sections 3.02, 3.04, 3.05 or 3.06 shall be made on a pro rata basis among the Securities.

ARTICLE 4

Redemption

SECTION 4.01 Notices to Trustee. If the Corporation elects to redeem Securities pursuant to paragraph 8 of the Securities, it shall notify the Trustee in writing of the redemption date and the principal amount of Securities to be redeemed.

The Corporation shall give the notice provided for in this Section at least 30 but no more than 60 days before the redemption date, unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Corporation that such redemption will comply with the conditions contained herein.

If less than all the Securities are to be redeemed, the record date relating to such redemption shall be selected by the Corporation and given by notice to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee.

SECTION 4.02 Selection of Securities To Be Redeemed. If less than all the Securities are to be redeemed, the Trustee shall select the Securities to be redeemed pro rata or by lot or by a method that complies with applicable legal and securities exchange requirements (or applicable depository requirements), if any. The Trustee shall make the selection from outstanding Securities not previously called for redemption. The Trustee may select for redemption portions of the principal of Securities that have denominations larger than $1,000, subject to the restriction that Securities and portions of Securities the Trustee selects shall be in amounts of $1,000 or a whole multiple of $1,000. Securities in denominations of $1,000 or less may only be redeemed in whole. Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption. The Trustee shall notify the Corporation promptly of the Securities or portions of Securities to be redeemed.

SECTION 4.03 Notice of Redemption. At least 30 days but no more than 60 days before a date for redemption of Securities, the Corporation shall mail a notice of redemption by first-class mail to each Holder of Securities to be redeemed.

The notice shall identify the Securities to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price;

(3) the name and address of the Paying Agent;

(4) that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5) if less than all the outstanding Securities are to be redeemed, the identification and principal amounts of the particular Securities to be redeemed;

(6) that, unless the Corporation defaults in making such redemption payment, interest on Securities called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Securities and/or Section of this Indenture pursuant to which the Securities called for redemption are being redeemed; and

(8) the CUSIP number, provided that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Securities.

At the Corporation’s written request, the Trustee shall give the notice of redemption in the Corporation’s name and at the Corporation’s expense (provided that such request shall be made to the Trustee not less than five (5) Business Days prior to the date on which such notice is required to be mailed, unless a shorter period is acceptable to the Trustee). In such event the Corporation shall provide the Trustee with the information required by clauses (1) through (4) and (7).

SECTION 4.04 Effect of Notice of Redemption. Once notice of redemption is mailed, Securities called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Securities shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 4.05 Deposit of Redemption Price. Prior to 10:00 a.m. New York City time on the redemption date, the Corporation shall deposit with the Paying Agent (or if the Corporation or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money, in immediately available funds, sufficient to pay the redemption price of and accrued interest on all Securities to be redeemed on that date other than Securities or portions of Securities called for redemption which have been delivered by the Corporation to the Trustee for cancellation.

SECTION 4.06 Securities Redeemed in Part. Upon surrender to the Trustee at the Corporate Trust Office of a Security that is redeemed in part, the Corporation shall execute and the Trustee shall authenticate for the Holder (at the Corporation’s expense) a new Security equal in principal amount to the unredeemed portion of the Security surrendered.

ARTICLE 5

Covenants

SECTION 5.01 Payment of Securities. The Corporation shall promptly pay the principal of and interest on the Securities not later than 11:00 a.m. New York City time on the dates and in the manner provided in the Securities and in this Indenture. Principal and interest (including any redemption price) shall be considered paid on the date due if the Trustee or the Paying Agent (other than the Corporation or a Subsidiary) holds on such date as of 11:00 a.m. New York City time money in U.S. dollars sufficient to pay all principal and interest (including any redemption price) then due and the Trustee or the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Corporation shall pay interest on overdue principal (including any redemption price) at the rate borne by the Securities plus 1% per annum, and it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) at the same rate to the extent lawful.

SECTION 5.02 SEC Reports. (1) The Corporation shall provide the Trustee and the Securityholders with reports containing substantially the same information as would have been required to be filed with the SEC with respect to financial statements, management’s discussion and analysis and a discussion of significant changes in the business and financial condition of the Corporation which the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to the reporting requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934. Such reports shall be provided at the times the Corporation would have been required to provide reports had it continued to have been subject to such reporting requirements. Notwithstanding anything to the contrary herein, if this Indenture is otherwise required to be qualified under the TIA, the Corporation shall at all times comply with the provisions of Section 314(a) of the TIA. In addition, the Corporation agrees that, for so long as any Securities remain outstanding, at any time the Corporation is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, it shall furnish to the Securityholders upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(2) The Corporation shall provide the Securityholders the financial information, reports and notices delivered to Hillside under Sections 6.01 and 6.02 of the Hillside Credit Agreement promptly after the same are delivered by the Corporation to Hillside.

(3) The Trustee shall not be under any duty or obligation to examine, review or evaluate any of the reports, statements, plans or other information delivered or required to be delivered to it pursuant to this Section 5.02, it being hereby acknowledged that such deliveries are made to the Trustee solely to make such material accessible to Securityholders upon their request.

SECTION 5.03 Limitation on Indebtedness. (1) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to directly or indirectly, create, issue, assume, Guarantee, incur or otherwise become directly or indirectly liable, contingently or otherwise, for (collectively, “Incur”) any Indebtedness except as permitted under Clause (2) of this Section 5.03.

(2) The Corporation and its Restricted Subsidiaries may Incur the following Indebtedness:

(a) Indebtedness of the Corporation represented by the Securities;

(b) Existing Indebtedness;

(c) Indebtedness of the Corporation to any Subsidiary Guarantor and of any Restricted Subsidiary to the Corporation or any Subsidiary Guarantor;

(d) Indebtedness of the Corporation or any Restricted Subsidiary arising with respect to Interest Rate Agreement Obligations and Currency Agreement Obligations Incurred for the purpose of fixing or hedging interest rate risk or currency risk;

(e) Indebtedness represented by performance, completion, Guarantee, surety and similar bonds provided by the Corporation or any Restricted Subsidiary in the ordinary course of business;

(f) Indebtedness Incurred by the Corporation or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or other instruments issued in the ordinary course of business, including without limitation letters of credit in respect of workmen’s compensation claims or self-insurance or securing obligations of the Corporation or any Restricted Subsidiary under operating leases; provided that upon drawing of such letters of credit or other instrument such drawings are reimbursed within 30 days following demand for reimbursements and letters of credit in effect on the date hereof and identified on Schedule D hereto, as any such letter of credit may be extended or renewed without increasing the amount that may be drawn thereunder;

(g) Indebtedness Incurred in connection with or given in exchange for the renewal, extension, modification, amendment, refunding, defeasance, refinancing or replacement (a “refinancing”) of any of the Securities or any Existing Indebtedness or any Indebtedness issued after the Issue Date and not Incurred in violation of the Indenture (“Refinancing Indebtedness”); provided, however, that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accreted amount, if less) of the Indebtedness so refinanced at the time outstanding (or obtainable under any outstanding revolving credit or similar agreement) (plus the premiums paid in connection therewith and the reasonable expenses incurred in connection therewith), provided further, that in the case of a refinancing of Indebtedness under a revolving credit or similar agreement, if the agreement has been terminated prior to the date of such refinancing and all Indebtedness thereunder been repaid, the amount of such Refinancing Indebtedness shall not exceed the maximum amount obtainable under such agreement at the time of termination thereof; (b) with respect to Subordinated Indebtedness being refinanced, the Stated Maturity of the Refinancing Indebtedness shall be not earlier than the Stated Maturity of the Indebtedness being refinanced, and such Refinancing Indebtedness shall have an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the remaining Average Life of the Indebtedness being Refinanced; (c) with respect to Subordinated Indebtedness being refinanced, such Refinancing Indebtedness shall rank no more senior than, and shall be at least as subordinated in right of payment to the Securities as the Indebtedness being refinanced; and (d) the obligor on such Refinancing Indebtedness shall be the obligor on the Indebtedness being refinanced;

(h) Indebtedness of the Corporation or any Restricted Subsidiary (a) representing Capital Lease Obligations and (b) in respect of Purchase Money Obligations for property acquired in the ordinary course of business, which taken together do not exceed $250,000 in aggregate amount at any time outstanding;

(i) Guarantees provided under Article 12 hereof and Guarantees by the Corporation or any Subsidiary Guarantor of Indebtedness of the Corporation or any Subsidiary Guarantor that was permitted to be Incurred pursuant to another provision of this covenant (other than Indebtedness under clause (b) or (g), unless expressly permitted by such sections, or clause (c));

(j) Indebtedness of the Corporation or any Subsidiary Guarantor Incurred pursuant to the Hillside Credit Agreement, including without limitation any Guarantee of such Indebtedness Incurred pursuant to the Hillside Credit Agreement, in each case, provided that the principal amount thereof does not exceed $25,000,000 in the aggregate at any time;

(k) New Preferred Stock of the Corporation issued in accordance with the terms of the Hillside Agreement;

(l) and Guarantees of the Subsidiary Guarantors of the Corporation’s payment obligations under to the New Preferred Stock Incurred pursuant to the Hillside Agreement; and

(m) unsecured Subordinated Indebtedness in an aggregate principal amount not to exceed $100,000 at any time outstanding.

Any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise; an “Acquired Person”) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

SECTION 5.04 Limitation on Restricted Payments. The Corporation will not, and will not permit any Restricted Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for a Restricted Payment (including any Restricted Investment), provided, that, so long as there is no Default or Event of Default continuing, the following payments and other actions shall be expressly permitted (collectively, “Permitted Payments”):

(a) any purchase or defeasance of Subordinated Indebtedness to the extent required upon a Change of Control or Asset Sale (as defined herein) by this Indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued, but only if the Corporation (x) in the case of a Change of Control, has complied with its obligations under Section 5.10 or (y) in the case of an Asset Sale has applied the Net Available Cash from such Asset Sale in accordance with the provisions of Section 5.05 of this Indenture

(b) the repurchase of Capital Stock of the Corporation (including options, warrants or other rights to acquire such Capital Stock) from directors, officers or employees (or their nominees) of the Corporation or its Subsidiaries pursuant to the terms of an employee benefit plan or employment agreement or similar arrangement; provided that an aggregate amount of all such repurchases (net of repayments or cancellations of indebtedness as a result of such repurchases) shall not exceed $250,000 so long as the Securities are outstanding.

The Corporation will not, nor will it permit any of its Restricted Subsidiaries to make or permit to remain outstanding any Investments except (i) Investments outstanding on the date hereof and identified in Schedule E; (ii) operating deposit accounts of the Corporation or such Restricted Subsidiary with banks; (iii) Permitted Investments; and (iv) Investments consisting of security deposits with utilities, lessors and other like Persons made in the ordinary course of business.

SECTION 5.05 Limitation on Asset Sales; Equity Issuances. (1) The Corporation will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Corporation or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold or disposed of in the Asset Sale, (ii) the fair market value is determined by the Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officer’s Certificate delivered to the Trustee and (iii) at least 75% of such consideration consists of either cash or Cash Equivalents; provided that, the aggregate Asset Sales permitted hereunder shall not exceed $250,000 while the Securities are outstanding.

For the purposes of this covenant, the following will be deemed to be cash: (x) the assumption by the transferee of Indebtedness of the Corporation or Indebtedness of any Restricted Subsidiary of the Corporation (other than Subordinated Obligations related to the asset sold) and the release of the Corporation or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale and (y) securities received by the Corporation or any Restricted Subsidiary of the Corporation from the transferee that are promptly (and in any event within 40 days) converted by the Corporation or such Restricted Subsidiary into cash.

(2) Within 2 Business Days after any Asset Sale, the Corporation may elect to apply the Net Available Cash from an Asset Sale to (i) apply up to $100,000 in the aggregate from all Asset Sales to make an Investment in, or acquire assets and properties that will be used in the business of the Corporation and its Restricted Subsidiaries, and (ii) any balance of such Net Available Cash exceeding $100,000 and not applied or invested as provided in clause (i) within 2 Business Days after such Asset Sale, shall be applied to prepay the Securities as provided in this Section 5.05 and Article 3. Pending the final application of any such Net Available Cash, the Corporation may temporarily invest such Net Available Cash in cash or Cash Equivalents.

(3) Upon the date that is five (5) Business Days following any Equity Issuance, the Corporation shall prepay the Securities in an aggregate amount equal to 100% of the Net Proceeds thereof as provided in this Section 5.05 and Article 3.

SECTION 5.06 Limitation on Liens. The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Corporation or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute except Permitted Liens.

SECTION 5.07 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Corporation will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Corporation or any other Restricted Subsidiary on its Capital Stock, or pay any Indebtedness owed to the Corporation or any other Restricted Subsidiary, make loans or advances to the Corporation or any other Restricted Subsidiary or (ii) transfer any of its properties or assets to the Corporation or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of

(1) any agreement or instrument evidencing or governing any Existing Indebtedness;

(2) applicable law;

(3) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Corporation or any of its Restricted Subsidiaries as in effect at the time of such acquisition or any refinancing thereof; provided, however, that such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Acquired Person;

(4) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(5) Purchase Money Obligations for property acquired in the ordinary course of business that only impose restrictions on the property so acquired;

(6) an agreement for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided, however, that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under Section 5.05 of this Indenture;

(7) Refinancing Indebtedness permitted under the Indenture; provided, however, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;

(8) the Indenture and the Securities;

(9) the Hillside Credit Agreement;

(10) the New Preferred Stock issued in accordance with the terms of the Hillside Agreement; or

(11) the Hillside Agreement.

Nothing contained in this Section 5.07 shall prevent the Corporation or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by Section 5.06 or (2) restricting the sale or other disposition of property or assets of the Corporation or any of its Restricted Subsidiaries that secure Indebtedness of the Corporation or any of its Restricted Subsidiaries with customary restrictions under the agreements evidencing such secured Indebtedness, provided, that the applicable Lien is permitted hereunder.

SECTION 5.08 Limitation on Transactions with Affiliates. The Corporation will not, and will not permit any Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Corporation unless (1) such transaction or series of transactions is on terms that are not materially less favorable to the Corporation or such Subsidiary, as the case may be, than would be available in a comparable transaction in arm’s-length dealings with an unrelated third party, and (2) the Corporation delivers to the Trustee, with respect to any transaction or series of related transactions involving aggregate payments in excess of $250,000, an Officers’ Certificate certifying that such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Corporation and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate. Notwithstanding the foregoing, this covenant will not apply to

(a) employment agreements, compensation or employee benefit arrangements, stock options or stock purchase plans or agreements with or for the benefit of any officer, director or employee of the Corporation or any Subsidiary entered into in the ordinary course of business and approved by the Board of Directors of the Corporation (including loans and stock repurchase arrangements thereunder, customary fringe benefits and including reimbursement or advancement of out of pocket expenses, loans to officers, directors and employees in the ordinary course of business, reasonable fees paid to directors who are not employees of the Corporation, and director’s and officer’s liability insurance and indemnification arrangements);

(b)(A) any transaction entered into by or among the Corporation or one of its Subsidiary Guarantors with one or more Subsidiary Guarantors and

(B) any transaction entered into by or among the Corporation or one or more Subsidiary Guarantors with any other Restricted Subsidiary to the extent necessary for the operation of the business of such Restricted Subsidiary and entered into in the ordinary course of their respective businesses;

(c) any Restricted Payment not prohibited by the provisions of Section 5.04 of this Indenture;

(d) transactions permitted by, and complying with, the provisions of Article 6 of this Indenture;

(e) any sale or issuance of Capital Stock (other than Disqualified Stock) of the Corporation;

(f) the grant or performance of registration rights with respect to securities of the Corporation;

(g) transactions under and pursuant to the Hillside Agreement, the Hillside Credit Agreement (including the issuance of the New Preferred Stock in accordance with the terms of the Hillside Agreement), the Security Agreement and the Intercreditor Agreement.

SECTION 5.09 Limitation on Designation of Unrestricted Subsidiaries. The Corporation will not designate any Subsidiary of the Corporation as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) after the Issue Date. Neither the Corporation nor any Restricted Subsidiary shall at any time (x) provide a Guarantee of or similar undertaking (including any undertaking, agreement or instrument evidencing such Indebtedness) with respect to any Indebtedness of an Unrestricted Subsidiary; provided that the Corporation and its Restricted Subsidiaries may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Corporation other than to obtain such pledged property or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. The Corporation may not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary. The Unrestricted Subsidiaries are set forth in Schedule F of this Indenture.

SECTION 5.10 Change of Control. (1) Upon a Change of Control, each Holder shall have the right to require that the Corporation repurchase such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant payment date), in accordance with the terms contemplated in Section 5.10(2).

(2) Within 30 days following any Change of Control, the Corporation shall mail a notice to each Holder with a copy to the Trustee stating:

(a) that a Change of Control has occurred and that such Holder has the right to require the Corporation to purchase such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant payment date);

(b) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(c) the procedures determined by the Corporation, consistent with this Section, that a Holder must follow in order to have its Securities purchased.

(3) Holders electing to have a Security purchased will be required to surrender the Security, with an appropriate form duly completed, to the Corporation at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Corporation receives not later than three Business Days prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased.

(4) On the purchase date, all Securities to be purchased by the Corporation under this Section shall be delivered to the Trustee for cancellation, and the Corporation shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(5) The Corporation shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

SECTION 5.11 Compliance Certificate: Notice of Defaults. The Corporation shall deliver to the Trustee within 120 days after the end of each fiscal year of the Corporation an Officers’ Certificate stating that in the course of the performance by the signers of such Certificate of their duties as Officers of the Corporation they would normally have knowledge of any Default by the Corporation and whether or not the signers know of any Default or Event of Default that occurred during such period. If they do know of such a Default or Event of Default, the certificate shall describe the Default or Event of Default, its status and what action the Corporation is taking or proposes to take with respect thereto.

Promptly after an Officer of the Corporation obtains knowledge of a Default or Event Default under this Indenture, the Corporation will deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default and what action the Corporation is taking or proposes to take thereto.

SECTION 5.12 Further Instruments and Acts. The Corporation will, upon request of the Trustee, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

SECTION 5.13 Hillside Credit Agreement. The Corporation will not, and will not permit any Restricted Subsidiary to, directly or indirectly (i) declare, pay, make or set aside any amount for payment in respect of the Hillside Agreement, the Hillside Credit Agreement, or the New Preferred Stock (or any Guarantee thereof) except for (x) regularly scheduled payments of interest at the non-default rate of interest (but no voluntary or mandatory prepayments) in respect of the Hillside Credit Agreement made on the interest payment date, provided that (a) the interest payment dates under the Hillside Credit Agreement shall be the same dates as the interest payment dates for the Securities, (b) the Corporation shall have paid in full the interest for the Securities due on such date, (c) no Event of Default has occurred and is continuing under the Securities, (d) the Corporation is not insolvent prior to and after giving effect to the interest payments in respect of the Hillside Credit Agreement, (e) after giving effect to the interest payments for the Securities and the Hillside Credit Agreement, the Corporation shall have at least $3 million of available liquidity (which shall not include any cash reserved for working capital purposes but which shall include any amounts available under any revolving credit facility available to it without giving effect to any waivers or amendments of funding conditions or the amount of the commitments that are not permanent) and (f) such payment is made solely from cash that but for application to such interest payment would constitute “Excess Cash Flow” and (y) out of pocket fees and expenses of third party agents and advisors of Hillside arising under the Hillside Credit Agreement, provided that such fees and expenses shall not exceed $75,000 in the aggregate while the Securities remain outstanding and fees and expenses to be paid to Hillside on the Effective Date as permitted by the Plan or (ii) amend or otherwise modify the terms of the Hillside Documents in any respect adverse to the Securityholders, except as expressly permitted in the Intercreditor Agreement. The Obligations of the Corporation and its Subsidiaries under the Hillside Documents shall at all times be subordinated and junior to the prior payment in full in cash of the Obligations of the Corporation and its Subsidiaries under the Indenture and the Liens securing the Obligations of the Corporation and its Subsidiaries under Hillside Documents shall at all times be junior and subject to the Liens securing the Obligations of the Corporation and its Subsidiaries under the Indenture, in each case in the manner provided in the Intercreditor Agreement.

SECTION 5.14 Taxes. The Corporation will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment could not reasonably be expected to result in a Material Adverse Effect and when adequate reserves have been taken in accordance with GAAP.

SECTION 5.15 Business Activities. The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Corporation and its Restricted Subsidiaries taken as a whole.

SECTION 5.16 Corporate Existence. Subject to Article 6, hereof, the Corporation shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Corporation or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Corporation and its Subsidiaries;

Provided, however, that the Corporation shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.17 Additional Note Guarantees. If the Corporation or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of this Indenture, then that newly acquired or created Domestic Subsidiary will become a Subsidiary Guarantor and execute a supplemental indenture and a joinder to the Security Agreement and shall take all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of the Trustee, desirable to create in favor of the Collateral Agent, for the benefit of the Securityholders, a valid and perfected first priority security interest in all of the assets of such Domestic Subsidiary whether now existing or hereafter acquired (other than Excluded Assets, as defined in the Security Agreement) and deliver an Opinion of Counsel as to the validity and perfection of such security interest subject to customary exceptions and qualifications reasonably satisfactory to the Trustee within 30 days of the date on which it was acquired or created. The Corporation shall not, and shall not permit any Subsidiary to Guarantee any Obligations under the Hillside Documents or grant or permit any additional Liens on any asset or property to secure any Obligations under the Hillside Documents unless it has caused such Subsidiary to enter into a Subsidiary Guarantee or granted a Lien on such asset or property to secure the Securities in accordance with the priorities in the Intercreditor Agreement, as the case may be.

SECTION 5.18 No Senior or Pari Passu Indebtedness. The Corporation shall not, and shall not permit any Restricted Subsidiary to, Incur or suffer to exist Indebtedness that is senior or pari passu in right of payment to the Securities or the Subsidiary Guarantees, as the case may be; except for pari passu Indebtedness expressly permitted by this Indenture or the Intercreditor Agreement.

ARTICLE 6

Restrictions on Merger.

Restrictions on Merger. (a) The Corporation shall not consolidate with or merge with or into, or convey or transfer or lease in one transaction or a series of related transactions, all or substantially all of its assets to, another Person.

(b) The Corporation shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person.

Notwithstanding the foregoing clauses (a) and (b), any Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its property and assets to the Corporation or another Subsidiary Guarantor.

ARTICLE 7

Defaults and Remedies

SECTION 7.01 Events of Default. An “Event of Default” occurs if:

(1) the Corporation defaults in the payment of interest on any Security when the same becomes due and payable, and such default continues for a period of 5 days;

(2) the Corporation (i) defaults in the payment of the principal of any Security when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration of acceleration or otherwise; (ii) fails to apply Excess Cash Flow or distributions from the Intercreditor Agreement or the Net Proceeds of any Equity Issuance or the Net Available Cash from an Asset Sale to prepay the Securities in the manner described in Article 3 and/or Article 5 or (iii) otherwise fails to prepay, redeem or purchase any securities when required pursuant to the Indenture or the Securities;

(3) the Corporation fails to comply with Article 6 [Restrictions on Merger] or Sections 5.10 [Change of Control] or 5.13 [Hillside Credit Agreement] hereof;

(4) the Corporation fails to observe or perform any of its covenants or agreements set forth in Sections 5.02 [SEC Reports], 5.03 [Limitation on Indebtedness], 5.04 [Limitation on Restricted Payments], 5.05 [Limitation on Asset Sales; Equity Issuances], 5.06 [Limitation on Liens], 5.07 [Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries], 5.08 [Limitation on Transactions with Affiliates], 5.09 [Limitation on Designation of Unrestricted Subsidiaries], or 5.18 [No Senior or Pari Passu Indebtedness] hereof or in the Security Agreement or in the Intercreditor Agreement and the Default continues for a period of 10 days;

(5) the Corporation fails to observe or perform any of its covenants or agreements set forth in the Securities or in this Indenture other than the covenants and agreements specified in clause (1), (2), (3) or (4) above and the Default continues for a period of 15 days;

(6) a default or event of default (as such term is defined in the instrument or agreement under which any Indebtedness is issued) occurs under any instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Corporation or any Restricted Subsidiary, whether such Indebtedness now exists or shall be created hereafter, that permits or results in the right of the holders of such Indebtedness to accelerate such Indebtedness (regardless of whether such Indebtedness is so accelerated) or any default occurs in the payment of the principal amount of such Indebtedness at final maturity, if the total of all such Indebtedness that may be accelerated or which becomes due and payable exceeds $100,000 or its foreign currency equivalent at the time, in each case notwithstanding any notice requirement or grace periods applicable to any default or event of default;

(7) any judgment or decree for the payment of money in excess of $500,000 or its foreign currency equivalent at the time is entered against the Corporation or any Restricted Subsidiary, remains outstanding after the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed for a period of 30 days;

(8) the Corporation or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief against it in an involuntary case;

(c) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(d) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency; or

(e) generally is not paying its debts as they come due;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Corporation or any Restricted Subsidiary in an involuntary case;

(b) appoints a Custodian of the Corporation or any Restricted Subsidiary or for any substantial part of its property; or

(c) orders the winding up or liquidation of the Corporation or any Restricted Subsidiary; or

(d) any similar relief is granted under any foreign laws; and, in the case of (a), (b), (c) or (d), such order or decree or similar grant of relief remains unstayed and in effect for 60 days.

(10) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; or

(11) any security interest granted under the Security Agreement shall, at any time, cease to be in full force and effect and valid and perfected and, except to the extent permitted by the Security Agreement, this Indenture and the Intercreditor Agreement, a first priority Lien for any reason other than the satisfaction in full of all Obligations under this Indenture secured by such security interest or the release of such security interest in accordance with the provisions of the Security Agreement and the Intercreditor Agreement or the Corporation or any Restricted Subsidiary shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

The Corporation shall deliver to the Trustee, promptly and in any event within 10 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default under clause (1), (2), (3), (4), (5), (6), (7), (10) or (11) hereof, its status and what action the Corporation is taking or proposes to take with respect thereto.

The Trustee shall not be charged with knowledge of any Default or Event of Default unless written notice thereof referring expressly to this Section 7.01 shall have been given to a Trust Officer at the Corporate Trust Office of the Trustee by the Corporation or any other Person.

SECTION 7.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 7.01(8) or (9) with respect to the Corporation) occurs and is continuing, the Trustee by notice to the Corporation, or the Holders of at least 25% in principal amount of the Securities by notice to the Corporation and the Trustee, may declare the principal of and accrued interest on all the Securities to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 7.01(8) or (9) with respect to the Corporation occurs, the principal of and all accrued interest on the Securities shall ipso facto become immediately due and payable without any declaration or other action on the part of the Trustee or any Securityholders. The Holders of a majority in principal amount of the Securities by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture or of the Security Agreement or Intercreditor Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 7.04 Waiver of Past Defaults. The Holders of a majority in principal amount of the Securities by notice to the Trustee may waive an existing Default or Event of Default and its consequences except (i) a Default in the payment of the principal or interest on a Security or (ii) a Default in respect of a provision that under Section 10.02 cannot be amended without the consent of the Securityholders affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 7.05 Control by Majority. The Holders of a majority in principal amount of the Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 8.01, that the Trustee determines is unduly prejudicial to the rights of other Securityholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 7.06 Limitation on Suits. A Securityholder may not pursue any remedy with respect to this Indenture or the Securities unless:

(1) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(2) the Holders of at least 25% in principal amount of the Securities make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, provision of security or indemnity; and

(5) the Trustee has not received from the Holders of a majority of principal amount of the Securities a direction inconsistent with the request during such 60-day period.

A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over another Securityholder.

SECTION 7.07 Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Securities held by such Holder, on or after the respective due dates expressed in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 7.08 Collection Suit by Trustee. If an Event of Default in payment of interest or principal specified in Section 7.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Corporation for the whole amount of principal and interest remaining unpaid and the amounts provided for in Section 8.07.

SECTION 7.09 Trustee May File Proofs of Claim. Subject to Section 7.05, the Trustee may file such proofs of claim and other papers or documents and take other action including participating as a member (voting or otherwise) of any committee of creditors appointed in the matter as may be necessary or advisable in order to have the claims of the Trustee and the Securityholders allowed in any judicial proceedings relative to the Corporation or any Subsidiary Guarantor, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 8.07.

SECTION 7.10 Priorities. If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

FIRST: to the Trustee for amounts due under Section 8.07;

SECOND: to Securityholders for amounts due and unpaid on the Securities for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal and interest, respectively;

THIRD: pursuant to the Intercreditor Agreement; and

FOURTH: to the Corporation.

The Trustee may fix a record date and payment date for any payment to Securityholders pursuant to this Section. At least 15 days before such record date, the Corporation shall mail to each Securityholder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 7.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.07 or a suit by Holders of more than 10% in principal amount of the Securities.

SECTION 7.12 Waiver of Stay or Extension Laws. The Corporation (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Corporation (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law; and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 8

Trustee

SECTION 8.01 Duties of Trustee. (1) If an Event of Default has occurred and is continuing, the Trustee shall exercise its rights and powers and use the same degree of care and skill in its exercise as a prudent person would exercise or use in the circumstances in the conduct of such person’s own affairs.

(2) Except during the continuance of an Event of Default known to the Trustee:

(a) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture; and

(b) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(3) The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(a) this paragraph does not limit the effect of paragraph (b) of this Section;

(b) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(c) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction in writing received by it pursuant to Section 7.05.

(4) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (1), (2), (3), (5), (6) (7) and (8) of this Section 8.01 and Section 8.02.

(5) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Corporation.

(6) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(7) The Trustee shall not be deemed to know of any Default (other than as provided in Sections 7.01 and 7.02) or other fact or circumstances upon the occurrence of which it may be require to take action hereunder unless and until one of its Trust Officers receives written notice of or has actual knowledge thereof.

(8) No provision of this Indenture or the Security Agreement or the Intercreditor Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risks or liabilities is not reasonably assured to it.

(9) Every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee shall be subject to the provisions of this Section and to the applicable provisions of the TIA.

SECTION 8.02 Rights of Trustee. (1) The Trustee may conclusively rely on, and shall be protected from acting or refraining from acting based upon, any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel, which shall comply with the provisions of Section 13.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(3) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(4) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers provided that the Trustee’s conduct does not constitute negligence or bad faith.

(5) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Corporation shall be sufficient if signed by an Officer.

SECTION 8.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Corporation or its Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Paying Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Sections 8.10 and 8.11.

SECTION 8.04 Trustee’s Disclaimer and Direction. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Intercreditor Agreement, the Security Agreement or the Securities, it shall not be accountable for the Corporation’s use of the proceeds from the Securities, and it shall not be responsible for any statement of the Corporation in this Indenture, pursuant to this Indenture or any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication.

SECTION 8.05 Notice of Default. If a Default or an Event of Default occurs and is continuing and the Trustee has knowledge of such event, the Trustee shall mail to each Securityholder notice of the Default or Event of Default within 10 days after the occurrence thereof, unless such Default or Event of Default has been cured. Except in the case of a Default in payment of principal of or interest on any Security, the Trustee may withhold the notice if and as long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Securityholders.

SECTION 8.06 Reports by Trustee to Holders. Within 60 days after September 15, 2008, the Trustee shall, to the extent that any of the events described in TIA Section 313(a) have occurred since the Effective Date, but not otherwise, shall mail to each Securityholder a brief report dated as of September 15 that complies with TIA Section 313(a). The Trustee also shall comply with TIA Section 313(b).

SECTION 8.07 Compensation and Indemnity. The Corporation shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Corporation shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents and counsel. The Corporation shall indemnify the Trustee against any and all loss, liability or expense (including attorneys’ fees) incurred by it without negligence or bad faith on its part in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall promptly notify the Corporation promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Corporation shall not relieve the Corporation of its obligations hereunder. The Corporation shall defend the claim and the Trustee may have separate counsel and the Corporation shall pay the fees and expenses of such counsel. The Corporation need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through the Trustee’s own negligence or bad faith.

To secure the Corporation’s payment obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee, except that held in trust to pay principal of and interest on particular Securities. Such Lien shall survive the satisfaction and discharge of this Indenture.

The Corporation’s payment obligations pursuant to this Section shall survive the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of an Event of Default specified in subsection 7.01(8) or (9), the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 8.08 Replacement of Trustee. The Trustee may resign at any time by so notifying the Corporation. The Holders of a majority in principal amount of the Securities may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee. The Corporation may remove the Trustee if:

(1) the Trustee fails to comply with Section 8.10;

(2) the Trustee is adjudged a bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring trustee) the Corporation shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Corporation. Immediately after receiving such acceptance, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 8.07, the resignation or removal of the retiring Trustee shall then become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Securityholder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Corporation or the Holders of a majority in principal amount of the Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 8.10, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

SECTION 8.09 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Securities or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 8.10 Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a)(1). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b), including the optional provision permitted by the second sentence of TIA Section 310(b)(9); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(2) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Corporation are outstanding if the requirement for such exclusions set forth in TIA Section 310(b)(1) are met.

SECTION 8.11 Preferential Collection of Claims Against Corporation. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

ARTICLE 9

Satisfaction and Discharge of Indenture

SECTION 9.01 Discharge of Liability on Securities; Defeasance. (1) When (i) the Corporation delivers to the Trustee all outstanding Securities (other than Securities replaced pursuant to Section 2.10) for cancellation or (ii) all outstanding Securities have become due and payable and the Corporation irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Securities including interest thereon if any (other than Securities replaced pursuant to Section 2.10), and if in either case the Corporation pays all other sums payable hereunder by the Corporation, then this Indenture shall, subject to Sections 9.01(3) and 9.06, cease to be of further effect. Upon satisfaction of the conditions set forth herein and upon the Corporation’s request (and at the Corporation’s expense), the Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Corporation accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Corporation.

(2) Subject to Sections 9.01(3), 9.02 and 9.06, the Corporation at any time may terminate (i) all its obligations under the Securities and this Indenture (“legal defeasance option”) or (ii) its obligations under Sections 5.02 through 5.18 and the operation of Sections 7.01(3), 7.01(4), 7.01(5), 7.01(6), 7.01(7); 7.01(10) and 7.01(11) (with respect to Restricted Subsidiaries and Subsidiary Guarantors) (“covenant defeasance option”). The Corporation may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Corporation exercises its legal defeasance option, the Securities may not be accelerated because of an Event of Default. If the Corporation exercises its covenant defeasance option, the Securities, may not be accelerated because of an Event of Default specified in Sections 7.01(3), (4), (5), (6), (7), (10) and (11) (with respect to Restricted Subsidiaries and Subsidiary Guarantors). If the Corporation exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor, if any, shall be released from all its obligations with respect to its Subsidiary Guarantee.

Before or after a deposit, the Corporation may make arrangements satisfactory to the Trustee for the redemption of Securities at a future date in accordance with Article 4.

Upon satisfaction of the conditions set forth herein and upon request of the Corporation, the Trustee shall acknowledge in writing the discharge of those obligations that the Corporation terminates.

(3) Notwithstanding clauses (1) and (2) above, the Corporation’s obligations in Sections 2.03, 2.04, 2.05, 2.08, 2.09, 8.07, 8.08, 9.04, 9.05 and 9.06 shall survive until the Securities have been paid in full. Thereafter the Corporation’s obligations in Sections 8.07, 9.04 and 9.05 shall survive.

SECTION 9.02 Conditions to Defeasance. The Corporation may exercise its legal defeasance option or its covenant defeasance option only if:

(1) the Corporation irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to maturity or redemption, as the case may be;

(2) the Corporation delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts (but not more than such amounts) as will be sufficient to pay principal and interest when due on all the Securities to maturity or redemption, as the case may be;

(3) 123 days pass after the deposit is made and during the 123 day period no Event of Default specified in Sections 7.01(8) or (9) (without giving effect to the period of time referred to therein) occurs which is continuing at the end of the period;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(5) the Corporation delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment corporation under the Investment Corporation Act of 1940;

(6) In the case of the legal defeasance option, the Corporation shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Corporation has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Security holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(7) in the case of the covenant defeasance option, the Corporation shall have delivered to the Trustee an opinion of Counsel to the effect that the Securityholders will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(8) the Corporation delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Securities as contemplated by this Article 9 have been complied with.

SECTION 9.03 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 9.02. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Securities.

SECTION 9.04 Repayment to Corporation. The Trustee and the Paying Agent shall promptly turn over to the Corporation upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Corporation upon request any money held by them for the payment of principal or interest that remains unclaimed for two years and, thereafter, Securityholders entitled to the money must look to the Corporation for payment as general creditors.

SECTION 9.05 Indemnity for Government Obligations. The Corporation shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 9.06 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Article 9 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Corporation’s obligations under this Indenture and the Securities and the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Article 9 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 9; provided, however, that if the Corporation has made any payment of interest on or principal of any Securities because of the reinstatement of its obligations, the Corporation shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 10

Amendments, Supplements and Waivers

SECTION 10.01 Without Consent of Holders. The Corporation and the Trustee may amend or supplement this Indenture or the Securities or the Security Agreement or the Intercreditor Agreement without notice to or consent of any Securityholder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor Person of the obligations of the Corporation or any Subsidiary Guarantor under this Indenture in accordance with the provisions of Article 6;

(3) to provide for uncertificated Securities in addition to or in place of certificated Securities;

(4) to add Guarantees with respect to the Securities, including any Subsidiary Guarantees;

(5) to provide for additional Collateral; or

(6) to add to the covenants of the Corporation or any Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power herein conferred upon the Corporation or any Subsidiary Guarantor; or

(7) to comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA if such qualification is required; or

(8) to make any change that does not adversely affect the rights of any Securityholder.

Upon the Corporation’s request, after receipt by the Trustee of a resolution of the Board of Directors authorizing the execution of any amended or supplemental indenture, the documents described in Section 10.06 hereof, the Trustee shall join with the Corporation in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be contained in any such amended or supplemental indenture, but the Trustee shall not be obligated to enter into an amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 10.02 With Consent of Holders. The Corporation may amend or supplement this Indenture or the Securities or the Security Agreement or the Intercreditor Agreement without notice to any Securityholder but with the written consent of the Holders of at least a majority in principal amount of the Securities. Subject to Sections 7.04 and 7.07 hereof, the Holders of a majority in principal amount of the Securities may waive any past default or compliance by the Corporation with any provision of this Indenture or the Securities or the Security Agreement or the Intercreditor Agreement without notice to any Securityholder. However, without the consent of each Securityholder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 7.04, may not:

(1) reduce the amount of Securities whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest on any Security;

(3) reduce the principal of or extend the fixed maturity of any Security;

(4) alter or waive any of the provisions in Article 3 or any of the provisions with respect to the stated redemption of the Securities;

(5) make any Security payable in money other than that stated in the Security;

(6) make any change in Section 7.04 or 7.07 or this Section;

(7) waive any Default in the payment of principal of or interest on any Security;

(8) agree to release all or substantially all of the Collateral or subordinate the first priority Lien and security interest of the Securityholders in the Collateral; or

(9) permit the payment priority of any Indebtedness to be senior to the Securities.

Upon the Corporation’s request and after receipt by the Trustee of a resolution of the Board of Directors authorizing the execution of any supplemental indenture, evidence of the Holders’ consent, and the documents described in Section 10.06 hereof, the Trustee shall join with the Corporation in the execution of any amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but is not obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section becomes effective, the Corporation shall mail to Securityholders a notice briefly describing such amendment. The failure to give such notice to all Securityholders, or any defect therein, shall not impair or affect the validity of an amendment otherwise validly adopted under this Section 10.02.

SECTION 10.03 Compliance with Trust Indenture Act. If at the time of an amendment to or Supplement of this Indenture or the Securities, this Indenture shall be qualified under the TIA, every amendment to or supplement of this Indenture or the Securities shall comply with the TIA as then in effect.

SECTION 10.04 Revocation and Effect of Consents. A consent to an amendment, supplement or waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent is not made on the Security. However, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective in accordance with Section 10.01 or 10.02, it shall bind every Securityholder.

The Corporation may, but shall not be obligated to, fix a record date for the purpose of determining the Securityholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Securityholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless consents from Holders of the principal amount of Securities required hereunder for such amendment or waiver to be effective shall also have been given and not revoked within such 90 day period.

SECTION 10.05 Notation on or Exchange of Securities. If an amendment, supplement or waiver changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder. Alternatively, if the Corporation or the Trustee so determines, the Corporation in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms.

SECTION 10.06 Trustee To Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, supplement or waiver the Trustee shall be entitled to receive an indemnity satisfactory to it and to receive, and (subject to Section 8.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture.

SECTION 10.07 Payment for Consent. Neither the Corporation nor any Affiliate of the Corporation shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Securities unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 11

Concerning the Collateral

SECTION 11.01 Security Agreement. To secure the due and punctual payment of the principal of and interest on the Securities when and as the same shall be due and payable, whether on a payment date, at maturity, by acceleration or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Securities and performance of all other Obligations of the Corporation to the Holders or the Trustee under this Indenture and the Securities, according to the terms hereunder or thereunder, the Corporation and each Subsidiary Guarantor has simultaneously with the execution of this Indenture granted a security interest to the Collateral Agent, of its right, title and interest in and to the Collateral pursuant to the Security Agreement in the manner and to the extent therein provided. The Collateral Agent is hereby authorized and directed to execute and deliver such Security Agreement in the form presented to it. Each Holder, by accepting a Security, authorizes the Collateral Agent to enter into and perform the Security Agreement, and agrees to all of the terms and provisions of the Security Agreement, as the same may be in effect or may be amended from time to time in accordance with the terms hereof. Simultaneously with the execution of this Indenture, the Trustee is hereby authorized and directed to enter into the Intercreditor Agreement. The Corporation will and will cause each Subsidiary Guarantor to, execute, acknowledge and deliver to the Trustee and the Collateral Agent, such further assignments, transfers, assurances or other instruments as the Trustee or the Collateral Agent may require or request, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be reasonably required by the Trustee, or the Collateral Agent, including the furnishing of an Opinion of Counsel, to assure and confirm to the Trustee or the Collateral Agent the security interest in the Collateral contemplated hereby and by the Security Agreement, or by any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Securities secured hereby, according to the intent and purposes herein expressed. The Corporation shall take, and shall cause its Subsidiary Guarantors to take, any and all actions reasonably required to cause the Security Agreement to create and maintain, as security for the Obligations of the Corporation and the Subsidiary Guarantors hereunder, a valid and enforceable perfected first-priority Lien and security interest in the Collateral and subject to no other Liens other than the Permitted Liens, in favor of the Collateral Agent for the benefit of the Claimholders (as defined in the Security Agreement) in accordance with the Security Agreement and the Intercreditor Agreement. Except as permitted in this Indenture, the Security Agreement, and the Intercreditor Agreement, neither the Corporation nor any of its Subsidiaries shall take or omit to take any action that would have the result of adversely affecting or impairing the Lien on the Collateral in favor of the Collateral Agent for the benefit of the Claimholders.

SECTION 11.02 Payment of Expenses. On demand of the Collateral Agent, the Corporation forthwith shall pay or satisfactorily provide for payment of reasonable compensation, reimbursement of expenses and indemnification of the Collateral Agent, and all such sums shall be a lien upon the Collateral and shall be secured thereby.

SECTION 11.03 Opinions as to Recording, etc.

(a) the Corporation shall furnish to the Trustee, promptly after the execution of this Indenture and the Security Agreement, an Opinion of Counsel stating that in the opinion of such counsel the Security Agreement has been properly recorded and filed so as to make effective the Lien intended to be created thereby, and reciting the details of such action or stating that in the opinion of such counsel no such action is necessary to make such Lien effective; and

(b) the Corporation shall furnish to the Trustee within one hundred twenty (120) days after January 1 in each year, beginning with January 1, 2009, an Opinion of Counsel, dated such date, either (i) stating that in the opinion of such Counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering or re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the perfection of the Lien under the Security Agreement in all Collateral that can perfected by filing or control, and reciting the details thereof, or (ii) stating that no such action is necessary to maintain such Lien.

SECTION 11.04 Release of Collateral; Additional Liens. (a) Subject to subsections (b), (c) and (d) of this Section 11.04, all of the Collateral in the case of clauses (4), (5) and (6) and in the case of clauses (1), (2), (3) the portion of Collateral specified therein, may be released from the Lien and security interest created by the Security Agreement at any time or from time to time as provided hereby. Upon the request of the Corporation pursuant to an Officers’ Certificate delivered to the Trustee certifying that all conditions precedent hereunder and in the Security Agreement and Intercreditor Agreement have been met and without the consent of any Holder, the Corporation and the Subsidiary Guarantors will be entitled to a release of the security interests on assets included in the Collateral from the Liens securing the Securities under any one or more of the following circumstances:

(1) to enable the Corporation or any Subsidiary Guarantor to consummate any sale, lease, conveyance or other disposition of any assets or rights permitted or not prohibited under Section 5.05 hereof, provided that no release shall occur in connection with any transfer or disposition of Collateral from the Corporation or any Restricted Subsidiary to the Corporation or any Restricted Subsidiary or if an Event of Default shall have occurred and be continuing;

(2) in respect of assets subject to a Permitted Lien in respect of Purchase Money Obligations;

(3) if all of the stock of any Subsidiary of the Corporation that is pledged as part of the Collateral is released in connection with a sale or disposition permitted hereunder or if any Subsidiary that is a Subsidiary Guarantor is released from its Guarantee in accordance with the terms hereof, such Subsidiary’s assets will also be released;

(4) pursuant to an amendment, waiver or supplement in accordance with Article 10 hereof;

(5) upon payment in full in cash of the principal of, accrued and unpaid interest, if any on the Securities and all other Obligations under this Indenture, the Securities, and the Security Agreement then due and owing; or

(6) upon compliance with the conditions precedent set forth in Article 9 hereof for covenant defeasance.

provided that, (x) in the case of a release requested under clauses (1), (2) or (3), above, the Collateral Agent concurrently releases the Liens in favor of Hillside under the Hillside Credit Agreement with respect to the affected assets and that if there are any other subordinated Liens on such assets, such subordinated Liens are similarly released; (y) the proceeds from the Collateral shall be applied in accordance with the Indenture and the Intercreditor Agreement and (z) the Liens securing the Securities will continue in the proceeds of the released Collateral in the same order of priority to the extent the proceeds are not used to prepay the Securities.

Upon receipt of such Officer’s Certificate, the Trustee shall direct the Collateral Agent to execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture.

(b) No Collateral may be released from the Lien and security interest created by the Security Agreement pursuant to the provisions of the Security Agreement unless the Officer’s Certificate required by this Section 11.04 has been delivered to the Trustee and the Trustee has given a direction to the Collateral Agent to release such Collateral.

(c) At any time when a Default or Event of Default has occurred and is continuing no release of Collateral pursuant to the provisions of the Security Agreement will be effective as against the Securityholders, except as otherwise expressly permitted in the Intercreditor Agreement and the Security Agreement.

(d) The release of any Collateral from the terms of this Indenture and the Security Agreement shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Agreement and this Indenture. The Corporation will cause TIA Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities from the Lien and security interest of the Security Agreement and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Agreement, to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Corporation except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care, and in accordance with TIA.

SECTION 11.05 Certificates and Opinions of Counsel. To the extent applicable, the Corporation will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Security Agreements:

(a) all documents, if any, required by TIA Section 314(d); and

(b) an Opinion of Counsel, which may be rendered by internal counsel to the Corporation, to the effect that such accompanying documents constitute all documents required by TIA Section 314(d).

The Trustee may, to the extent permitted by Sections 8.01 and 8.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

SECTION 11.06 Certificates of the Trustee. In the event that the Corporation wishes to release Collateral in accordance with the Indenture at a time when the Trustee is not itself also the Collateral Agent and has delivered the certificates and documents required by the

Security Agreement and Sections 11.04, 11.05, 11.06 and 11.07 hereof, the Trustee will determine whether it has received all documentation required by TIA Section 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 11.05(b), will deliver a certificate to the Collateral Agent setting forth such determination.

SECTION 11.07 Authorization of Actions to be Taken by the Trustee under the Intercreditor Agreement. The Trustee may, in its sole discretion and without the consent of the Securityholders, take all actions it deems necessary or appropriate to (a) enforce any of the terms of the Intercreditor Agreement and (b) collect and receive any and all amounts payable in respect of the obligations of the Corporation and the Subsidiary Guarantors hereunder. Subject to the provisions of this Indenture, the Security Agreement and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of the Security Agreement, this Indenture or, the Intercreditor Agreement and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interest and the interests of the Securityholders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

SECTION 11.08 Authorization of Receipt of Funds by the Trustee under the Security Agreement and Intercreditor Agreement. The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Agreement and the Intercreditor Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 11.09 Collateral Agent. Except as otherwise explicitly provided herein or in the Security Agreement (but subject in the case of the Trustee to Section 8.01(1)), neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, negligence or bad faith.

ARTICLE 12

Guarantee

SECTION 12.01 Guarantees. Each Subsidiary Guarantor hereby unconditionally and irrevocably Guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Corporation under this Indenture and the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Corporation under this Indenture and the Securities (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article 12 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Subsidiary Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or this Indenture and shall not be discharged or impaired or otherwise affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Corporation or any other Person (including any Subsidiary Guarantor) under this Indenture, the Securities or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (4) any failure to perfect or maintain its Lien on any Collateral, the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other Subsidiary Guarantor of the Guaranteed Obligations; (6) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (7) except as set forth in Section 5.05, any change in the ownership of such Subsidiary Guarantor; (8) the recovery of any judgment against the Corporation or any action to enforce the same; or (9) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity. Each Subsidiary Guarantor further waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Corporation, any right to require a proceeding first against the Corporation, protest, notice (except to the extent as required by law under a provision that cannot be waived) and all demands whatsoever and covenants that the Guarantee will not be discharged except by complete performance of the Guarantees Obligations. Each Subsidiary Guarantor agrees that, in the event of default in the payment of principal (or premium, if any) or interest on such Securities, whether at their stated maturity, by acceleration, upon redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holders of such Securities, subject to the terms and conditions set forth in this Indenture, directly against each of the Subsidiary Guarantors to enforce the Guarantee without first proceeding against the Corporation.

Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a Guarantee of payment, performance and compliance when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Sections 9.01(2), 12.02 and 12.07 hereof, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Corporation or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Corporation to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary Guaranteed Obligations of the Corporation to the Holders and the Trustee.

Each Subsidiary Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article 7 for the purposes of such Subsidiary Guarantor’s Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations Guaranteed hereby, and (2) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 7, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section and the Guarantee.

Each Subsidiary Guarantor also agrees to pay any and all reasonable costs and expenses (including attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

If any Holder or the Trustee is required by any court or otherwise to return to the Corporation, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Corporation or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

SECTION 12.02 Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations Guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby Guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Guaranteed Obligations, result in the Guaranteed Obligations under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 12.03 Successors and Assigns. This Article 12 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 12.04 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 12 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 12 at law, in equity, by statute or otherwise.

SECTION 12.05 Modification. No modification, amendment or waiver of any provision of this Article 12, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 12.06 Waiver of Subrogation. Until payment in full is made of the Securities and all other obligations of the Corporation to the Holders or the Trustee hereunder and under the Securities, each Subsidiary Guarantor irrevocably waives any claim or other rights it will acquire against the Corporation that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor’s obligations under the Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification and any right to participate in any claim or remedy of any Holder of the Securities against the Corporation, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Corporation, directly or indirectly, in cash or other property or by set-off or any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Subsidiary Guarantor in violation of the preceding sentence and the Securities shall not have been paid in full, such amount shall have been deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Securities and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Securities, whether matured or unmatured, in accordance with the terms of this Indenture. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 12.06 is knowingly made in contemplation of such benefits.

SECTION 12.07 Release of Subsidiary Guarantor. A Subsidiary Guarantor will be released from its obligations under this Article 12 (other than any obligation that may have arisen under Section 12.08):

(1) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Corporation or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor other than pursuant to Article 6;

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture unless any of the Collateral is then owned by such Subsidiary Guarantor;

(4) upon defeasance of the Securities or discharge of this Indenture pursuant to Article 9;

provided, however, that in the case of clauses (1) and (2) above, (i) such sale or other disposition is made to a Person other than the Corporation or a Subsidiary of the Corporation, (ii) such sale or disposition is otherwise permitted by this Indenture and (iii) the Corporation provides an Officers’ Certificate to the Trustee to the effect that the Corporation will comply with its obligations under Section 5.05. At the request of the Corporation, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

SECTION 12.08 Contribution. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP. The allocation among Subsidiary Guarantors of their obligations as set forth in this Section 12.08 shall not be construed in any way to limit the liability of any Subsidiary Guarantor under this Indenture or under the Subsidiary Guarantee.

SECTION 12.09 Waiver of Stay, Extension or Usury Laws. Each Subsidiary Guarantor, covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Subsidiary Guarantor from performing the Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) each Subsidiary Guarantor expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 13

Miscellaneous

SECTION 13.01 Trust Indenture Act Controls. If this Indenture is otherwise required to be qualified under the TIA, this Indenture shall be subject to the provisions of the TIA that are required to be a part of this Indenture, and shall, to the extent applicable, be governed by such provisions. If any provision of this Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Indenture as so modified. If any provision of this Indenture excludes any TIA provisions that may be so excluded, such TIA provision shall be excluded from this Indenture. Except as otherwise expressly incorporated herein and subject to the first sentence of this paragraph, the provisions of the TIA are hereby expressly excluded from this Indenture.

SECTION 13.02 Notices. Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first-class mail addressed as follows:

if to the Corporation or any Subsidiary Guarantee:

Ampex Corporation

1228 Douglas Avenue

Redwood City, CA 94063

Attention: Joel Talcott

Telecopier: (650) 367-3440

if to the Trustee:

U.S. Bank National Association

One Federal Street - 10th Floor

Boston, MA 02110

Telecopier: (617) 603-6667

Re: Ampex 12% Senior Secured Notes due 2009

The Corporation, any Subsidiary Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Securityholder shall be mailed to the Securityholder at the Securityholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 13.03 Communication by Holders with Other Holders. Securityholders may communicate pursuant to TIA Section 312(b) with other Securityholders with respect to their rights under this Indenture or the Securities. The Corporation, any Subsidiary Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 13.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Corporation to the Trustee to take any action or refrain from taking any action under this Indenture, the Corporation shall furnish to the Trustee upon the Trustee’s request:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such person, such covenant or condition has been complied with.

SECTION 13.06 When Treasury Securities Disregarded. In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Corporation or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation shall be disregarded and deemed not to be outstanding, except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

SECTION 13.07 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Securityholders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.08 Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York, in the State of Minnesota, or in the Commonwealth of Massachusetts. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.09 Governing Law. The laws of the State of New York shall govern this Indenture and the Securities without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 13.10 No Recourse Against Others. No director, officer, employee or stockholder, as such, of the Corporation shall have any liability for any obligations of the Corporation or any Subsidiary Guarantor under the Securities or this Indenture or for any claim based on, or in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder shall waive and release all such liability.

SECTION 13.11 Successors. All agreements of the Corporation in this Indenture and the Securities shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 13.12 Counterparts. This Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Indenture on the date first written above.

AMPEX CORPORATION, a Delaware corporation

By:	/s/ D. Gordon Strickland
Name: D. Gordon Strickland
Title: President & Chief Executive Officer

SUBSIDIARY GUARANTORS:

AMPEX DATA SYSTEMS CORPORATION, a Delaware corporation

By:	/s/ Lawrence Chiarella
Name: Lawrence Chiarella
Title: President

AMPEX DATA INTERNATIONAL CORPORATION, a Delaware corporation

By:	/s/ Lawrence Chiarella
Name: Lawrence Chiarella
Title: President

AMPEX INTERNATIONAL SALES CORPORATION, a California corporation

By:	/s/ Lawrence Chiarella
Name: Lawrence Chiarella
Title: President

AMPEX FINANCE CORPORATION, a Delaware corporation

By:	/s/ D. Gordon Strickland
Name: D. Gordon Strickland
Title: President

[SIGNATURE PAGE TO AMENDED AND RESTATED INDENTURE]

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED INDENTURE]

EXHIBIT A

CUSIP NO. 032092 AD0

[FORM OF FACE OF SECURITY]

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.08 and 2.09 OF THE INDENTURE.

No.

$3,658,080

AMPEX CORPORATION

12% Senior Secured Note Due 2009

Ampex Corporation, a Delaware corporation, promises to pay to CEDE & Co., or registered assigns, the principal sum of Three Million Six Hundred Fifty Eight Thousand and Eighty Dollars on October 3, 2009.

Payment Dates: March 31, June 30, September 30 and December 31 commencing December 31, 2008.

Record Dates: March 1, June 1, September 1 and December 1, commencing December 1, 2008.

Additional provisions of this Security are set forth on the following pages of this Security.

Dated: October 3, 2008

AMPEX CORPORATION, a Delaware Corporation

By:
President

Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:	[SEAL]

U.S. BANK NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Securities referred to in the Indenture.

by
Authorized Signatory

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[FORM OF REVERSE SIDE OF SECURITY]

12% Senior Secured Note Due 2009

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Amended and Restated Indenture dated as of October 3, 2008 between Ampex Corporation, a Delaware corporation (the “Corporation”); the Subsidiary Guarantors; and U.S. Bank National Association, as trustee (“Trustee”), as amended from time to time in accordance with its terms (the “Indenture”), to which Indenture reference is hereby made for a statement of respective rights, limitations of rights, duties, obligations and immunities thereunder of the Corporation, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.

(1)	Interest

The Corporation promises to pay interest on the principal amount of this Security at the rate per annum shown above for the three-month period ending March 31, June 30, September 30 or December 31 of each year next preceding the applicable payment date. The Corporation will pay interest to Holders of record at the close of business on the March 1, June 1, September 1 and December 1 immediately preceding the payment date on March 31, June 30, September 30 or December 31 of each year, commencing December 31, 2008. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Corporation shall pay interest on overdue principal (including any redemption price) at the rate borne by the Securities plus 1% per annum, and it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) at the same rate to the extent lawful.

(2)	Mandatory Prepayment

In addition to interest payments as set forth in paragraph 1 above, the Securities are subject to mandatory prepayment payable under the circumstances set forth in Sections 3.02, 3.04, 3.05 and 3.06 of the Indenture.

(3)	Method of Payment

The Corporation will pay interest on the Securities (except defaulted interest) or, to the persons who are registered holders of Securities at the close of business on the March 1, June 1, September 1 or December 1 next preceding the payment date even if Securities are canceled after the Record Date and on or before the payment date. Holders must surrender Securities to a Paying Agent to collect amounts due upon final maturity of the Securities. The Corporation will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Corporation will make all payments in respect of a certificated Security (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided however, at its option, the Corporation may pay principal and interest by wire transfer to an account designated in writing by the Holder.

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(4)	Paying Agent and Registrar

Initially, Trustee will act as Paying Agent and Registrar. The Corporation may appoint and change any Paying Agent, Registrar or co-registrar without prior notice to any holder, but will promptly notify the Trustee of any change. The Corporation or any of its Subsidiaries may act as Paying Agent, Registrar or co-registrar.

(5)	Indenture

The Corporation issued the Securities under the Indenture. The Securities and the Indenture are not qualified under the Trust Indenture Act of 1939 (15 U.S. Code Section 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”) and the terms of the Securities will include only those provisions of the TIA made part of the Indenture by express reference to the TIA. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

The Securities are general obligations of the Corporation. The Indenture imposes certain limitations on the payment of dividends and other distributions by the Corporation and certain of its Subsidiaries, the sale or transfer of assets, the sale or transfer of shares of stock of certain of its Subsidiaries, the incurrence of debt by the Corporation and certain of its Subsidiaries and transactions with affiliates.

(6)	Guaranty

The payment by the Corporation of the principal of, and premium and interest on, the Securities is fully and unconditionally guaranteed on a joint and several basis by each of the Subsidiary Guarantors to the extent set forth in the Indenture.

(7)	Seniority

Except as expressly permitted in the Indenture the Securities are senior to all current and future Indebtedness of the Corporation. The Corporation is further prohibited in the manner set forth in the Indenture from issuing additional senior or pari passu Indebtedness or granting senior or pari passu liens.

(8)	Optional Redemption

The Corporation may redeem the Securities at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount to be redeemed plus accrued interest to the redemption date.

(9)	Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at the Holder’s registered address. If money sufficient to pay the redemption price and accrued interest on all Securities to be redeemed on the redemption date is deposited with the Paying Agent prior to the redemption date, on and after such date, interest ceases to accrue on such Securities or portions of them. Securities in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000.

4

(10)	Security

The Securities are secured by a first priority (subject to certain exceptions) lien on the Collateral (as defined in Article 1 of the Indenture) pursuant to a Security Agreement described in the Indenture.

(11)	Denominations; Transfer; Exchange

The Securities are in registered form without coupons in minimum denominations of $1. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or before a payment date.

(12)	Persons Deemed Owners

The registered holder of this Security may be treated as the owner of it for all purposes.

(13)	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Corporation at its request unless an abandoned property law designates another person. After any such payment, Holders entitled to the money must look only to the Corporation (unless abandoned property law designates another person) and not to the Trustee for payment.

(14)	Satisfaction and Discharge of Indenture

On the terms and subject to certain conditions specified in the Indenture, the Corporation will be discharged from the Indenture and the Securities (other than certain specified provisions) or will be discharged from certain covenants under the Indenture and the Securities upon deposit with the Trustee of moneys or U.S. Government Obligations sufficient to pay at maturity or upon redemption all Securities not previously delivered to the Trustee for cancellation, including principal and accrued interest and all other sums then payable by the Corporation under the Indenture.

(15)	Amendment, Supplement, Waiver

Subject to certain exceptions, (i) the Indenture or the Securities may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount outstanding of the Securities, and (ii) any past default or noncompliance with any

5

provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Securities. Subject to certain exceptions, without the consent of any Securityholder, the Corporation and the Trustee may amend or supplement the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to provide for the assumption by a successor Person of the obligations of the Corporation or any Subsidiary Guarantor under this Indenture in accordance with the provisions of Article 6, or to provide for uncertificated Securities in addition to or in place of certificated Securities or to make any change that does not adversely affect the rights of any Securityholder.

(16)	Defaults and Remedies

Each of the following is an Event of Default: default for 5 days in payment of any interest on the Securities; default in payment of any principal of the Securities when the same becomes due and payable at stated maturity, upon redemption, upon declaration of acceleration or otherwise; failure to apply Excess Cash Flow, distributions from the Intercreditor Agreement, or the Net Proceeds of any Equity Issuance or Net Available Cash from Asset Sales to prepay the Securities in the manner described in Article 3 and Article 5; failure to otherwise redeem or purchase or prepay any Securities when required; failure to comply with certain covenants addressing change of control, merger or the Hillside Credit Agreement; failure by the Corporation for 10 days to comply with any of its other covenants and agreements in the Indenture relating to SEC reports, limitations on the indebtedness of the Corporation and certain of its Subsidiaries, restricted payments and other distributions by the Corporation and certain of its Subsidiaries, the sale or transfer of assets, the incurrence of debt by the Corporation and certain of its Subsidiaries, transactions with affiliates, designations of Unrestricted Subsidiaries, no senior or pari passu indebtedness or failure by the Corporation to comply with its covenants in the Security Agreement and the Intercreditor Agreement; failure by the Corporation to comply with certain other covenants and agreements in the Indenture and the Securities for 15 days; certain payment defaults with respect to other indebtedness of the Corporation or certain of its Subsidiaries, or other defaults that permits or results in the right of the acceleration of such other indebtedness, where the aggregate of such indebtedness exceeds $100,000; any judgment or decree for the payment of money in excess of $500,000 entered against the Corporation or certain of its Subsidiaries, which remains outstanding after entry of such judgment; certain events of bankruptcy or insolvency; the failure of a Subsidiary Guarantee to be in full force and effect; the security interest under the Security Agreement ceasing to be a valid and perfected first priority lien and a default or breach occurs and is continuing under the Hillside Documents. If an Event of Default occurs and is continuing, the Holders of at least 25% in principal amount of the Securities may declare the principal of and accrued interest on all the Securities to be due and payable immediately other than Events of Default upon certain events of bankruptcy or insolvency which shall cause the principal and accrued interest on all the Securities to become due and payable immediately. Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

6

(17)	Trustee Dealings with the Corporation

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Corporation or its affiliates and may otherwise deal with the Corporation or its affiliates with the same rights it would have if it were not Trustee.

(18)	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Corporation or any of the Subsidiary Guarantors and the Trustee shall not have any liability for any obligations of the Corporation and the Subsidiary Guarantors under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

(19)	Authentication

This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent on the other side of this Security.

(20)	Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

(21)	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Corporation has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Security holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Corporation will furnish to any Securityholder upon written request and without charge to such Holder a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to: Ampex Corporation, 1228 Douglas Avenue, Redwood City, CA 94063-3199; Attention: Joel Talcott (Telecopier No. (650) 367-3440).

7

TABLE OF CONTENTS

Page

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Corporation pursuant to Section 5.10 of the Indenture, check the Box: { }

If you wish to have a portion of this Note purchased by the Corporation pursuant to Section 5.10 of the Indenture, state the amount:

$______________

Dated: __________________	Your Signed: ___________________________________
(Sign exactly as name appears on the other side of this Security)

Dated: __________________	By:	______________________________________________
NOTICE: To be signed by an executive officer

NOTICE: Signature(s) must be guaranteed by an institution which is a participant in the Securities Transfer Agent Medallion Program (“STAMP”) or similar program.

-i-

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

________________________________________

(insert assignee’s soc. sec. or tax I.D. no.)

____________________________________________________

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _____________________________________________ agent to transfer this Security on the books of the Corporation. The agent may substitute another to act for him.

Dated: _______________________	Signature(s):

(Sign exactly as name appears on the other side of this Security)

Signature Guarantee: ___________________

-ii-